EXHIBIT 10.2
7 June 2007
AGREEMENT
For the sale and purchase of participation interests in
LIMITED LIABILITY COMPANY “SANDORA”
Between
SERGIY OLEKSANDROVYCH SYPKO
OLENA MYKHAILIVNA SYPKO
OLEKSIY SERGIYOVICH SYPKO
ANDRIY SERGIYOVICH SYPKO
as Sellers
and
PEPSIAMERICAS, INC. and PEPSICO, INC.
as Buyers

Table of Contents

1. INTERPRETATION	1
2. SALE AND PURCHASE	8
3. CONSIDERATION	8
4. RETENTION	9
5. CONDITIONS	10
6. COMPLETION	12
7. PRE-COMPLETION OBLIGATIONS OF THE SELLERS	15
8. TERMINATION	18
9. ACCESS PRIOR TO COMPLETION	19
10. SELLERS’ WARRANTIES	20
11. BUYER’S WARRANTIES	21
12. TAX COVENANT	22
13. LIMITATIONS ON CLAIMS	22
14. NOTICE OF AND CONDUCT OF CLAIMS	22
15. NON-COMPETE AND POST COMPLETION OBLIGATIONS	23
16. CONFIDENTIALITY	24
17. ANNOUNCEMENTS	25
18. ASSIGNMENT	25
19. VARIATION	26
20. WAIVER	26
21. ENTIRE AGREEMENT	26
22. EFFECT OF COMPLETION	26
23. COSTS	26
24. EXCHANGE RATE	27
25. COUNTERPARTS	27
26. NOTICES; POWER OF ATTORNEY	27
27. GOVERNING LAW; ARBITRATION	29
28. LANGUAGE	29
SCHEDULE 1 INFORMATION ABOUT THE COMPANY AND ITS SUBSIDIARIES	31
SCHEDULE 2 DETAILS OF SELLERS, THEIR PARTICIPATION INTERESTS, CONSIDERATION DUE AND PROPORTIONATE LIABILITY	35
SCHEDULE 3 WARRANTIES	36
SCHEDULE 4 LIMITATIONS ON SELLERS’ LIABILITY	44
SCHEDULE 5 NEW CHARTER	49
SCHEDULE 6 REAL PROPERTY	74
SCHEDULE 7 TAX COVENANT	83
SCHEDULE 8 UNWINDING DOCUMENTS	89
SCHEDULE 9 MATERIAL ADVERSE EFFECT CERTIFICATE	90
SCHEDULE 10 CAPEX PLAN	92
SCHEDULE 11 WORKS OF ART	93
EXECUTED AS A DEED BY THE PARTIES:	94

THIS AGREEMENT is made on 7 June 2007 between the following parties:
(1)	Sergiy Oleksandrovych Sypko, Olena Mykhalivna Sypko, Oleksiy Sergiyovych Sypko and Andriy Sergiyovych Sypko, each of whom are individuals residing in the Ukraine (the “Sellers”); and

(2)	PepsiAmericas, Inc., a company incorporated in Delaware and PepsiCo, Inc., a company incorporated in North Carolina (collectively, the “Buyers”).

(each a “Party” and together the “Parties”).
RECITALS
(A)	Limited Liability Company “Sandora” (the “Company”) was registered in the Ukraine on 8 October 1998 with registered number 1511 120 0000 0000 23 and identification number 22430008 and is a limited liability company. Particulars of the Company and its directors are set out in Schedule 1.

(B)	As of the date hereof, the Sellers together hold 10% (ten per cent) of the participation interests in the Company. The remaining 90% (ninety per cent) of the participation interests are held as of the date hereof by Igor Yevgenovych Bezzub, Raimondas Tumenas, Marina Bezzub and Agne Tumenaite (together, the “Other Participants”).

(C)	The Sellers have agreed to sell and the Buyers have agreed to buy the Participation Interests (as defined below) for the consideration and upon the terms and subject to the conditions set out in this Agreement (the “Transaction”).
     IT IS AGREED as follows:
1.	INTERPRETATION

1.1	In this Agreement, the following expressions have the following meanings:

“Accounts”	means the consolidated audited accounts, prepared in accordance with IFRS, of the Company and the Subsidiaries for the twelve month period ended on the Accounts Date comprising a balance sheet, a profit and loss account, notes and directors’ and auditors’ reports, a copy of which is attached to the Disclosure Letter;

“Accounts Date”	means 31 December 2006;

“Advisors”	has the meaning given to it in Clause 7.7;

“Advisors Accounts”	has the meaning given to it in Clause 7.7.2;

“Advisory Fees”	has the meaning given to it in Clause 7.7;

“Advisory Fees Notice”	has the meaning given to it in Clause 7.7.2;

“Advisory Fees Portion”	has the meaning given to it in Clause 7.7.3;

“Affiliate”	means in relation to a specified person, any person directly or indirectly controlling, controlled by or under direct or indirect common control with the specified person and shall also include any person who is a director or officer of the specified person or beneficial owner of at least 25% (twenty five per cent.) of any class of the then issued share capital of the specified person, or any entity in which the specified person is a director or officer, or any parent, grandparent, spouse, child, grandchild, or sibling of the specified person (each, a “family member”), or an entity controlled, directly or indirectly, by a family member;

“Applicable Law”	means, with respect to any subject matter, action or document, each applicable statute, law, regulation, ordinance, rule, judgment, rule of common law (to the extent relevant), as well as any order, decree, directive, licence, and other restriction of any Governmental Entity;

“Auditors”	means ZAT “Deloitte & Touche USC”;

“Books and Records”	means the books of account and other financial and corporate records and files (including records and files stored on computer disks or tapes or any other storage medium) of the Company and its Subsidiaries related to the Business, including minute books, stock record books, books of account, tax accounting records, corporate seals, written contracts and other documents, instruments and papers.

“Business”	means the business of producing, marketing, distributing and selling fruit juices and wines as operated by the Company at the date hereof;

“Business Day”	means any day other than a Saturday or Sunday on which banks are normally open for general business in London, Kiev and Vilnius;

“Buyers”	has the meaning given to it in the Preamble;

“Buyers’ Group”	means the Buyers and any entity controlling, controlled by or under common control with the Buyers or either Buyer;

“Buyers’ Subsidiary”	has the meaning given to it in Clause 18;

“Charter”	means the Charter of the Company;

“Claim”	means any claim against the Sellers under this Agreement;

“Company”	has the meaning given to it in the Recitals;

“Company Resolution”	has the meaning given to it in Clause 6.3.2;

“Completion”	means completion of the sale and purchase of the Participation Interests in accordance with Clause 6.1;

“Completion Date”	has the meaning given to it in Clause 6.1;

“Conditions”	means the conditions set out in Clause 5.1;

“Constituent Documents”	means the Charter and the other constitutional documents of the Company;

“Contingent Claim”	has the meaning given to it in paragraph 4.2 of Schedule 4;

“Data Room”	means the data room of documents made available to the Buyers and its advisers at the offices of the Company in connection with the sale of the Company;

“Disclosure Letter”	means the letter dated the date of this Agreement from the Sellers to the Buyers for the purpose of making disclosures against the Warranties in accordance with Clause 10.3;

“Encumbrance”	means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind having similar effect;

“Environmental Laws”	has the meaning given to it in paragraph 18.1 of Schedule 3;

“Escrow Agent”	means UBS AG or another international investment bank mutually acceptable to the Parties appointed in accordance with Clause 4.1;

“Escrow Agreement”	means the agreement between, amongst others, the Buyers and the Sellers and the Escrow Agent in the agreed form;

“Event”	has the meaning given to it in paragraph 1 of Schedule 7;

“Final Release Date”	has the meaning given to it in Clause 4.2.2;

“Governmental Entity”	means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency;

“Hazardous Substance”	shall mean any quantity of asbestos in any form, urea formaldehyde, PCB’s, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other hazardous substance, hazardous material or hazardous waste (as defined in or for purposes of any Applicable Law), whether solid, liquid or gas.

“IFRS”	means International Financial Reporting Standards;

“Income, Profits or Gains”	has the meaning given to it in paragraph 1 of Schedule 7;

“Initial Release Date”	has the meaning given to it in Clause 4.2.2;

“Insurance Policies”	means the insurance policies maintained by or in which the Company has an interest;

“Intellectual Property”	means patents, inventions (whether patentable or not), utility models, trade marks, service marks, logos, trade names, domain names, database rights, design rights, rights in know-how, confidential information, trade secrets, copyrights and any other intellectual property or proprietary rights (including rights in computer software), in each case whether registered or unregistered;

“LCIA Court”	has the meaning given to it in Clause 27.2;

“Lease”	means in relation to each Property which is leasehold, the lease, tenancy or licence under which that Property is held and any documents which are supplemental to such lease;

“Long Stop Date”	means 15 December 2007;

“Losses”	means liabilities, damages, dues, costs, costs of investigating claims, reasonable amounts paid in settlement, interest, penalties, assessments, out-of-pocket expenses (including reasonable attorneys’ fees) actually incurred;

“Material Adverse Effect”	means any material adverse change in, or material adverse effect on, the business, financial condition or operations of the Company; provided, however, that any adverse effect on the Company resulting from (i) political, national economic or regulatory developments in the Ukraine, (ii) the execution of this Agreement, (iii) any public announcement relating to this Agreement or the Transaction or consummation of the Transaction shall be excluded from the definition of Material Adverse Effect. In addition, any material adverse change, to the extent the negative effect thereof is offset by any Insurance Policy shall be also excluded from the definition of Material Adverse Effect;

“Material Contract”	has the meaning given it in paragraph 8.1 of Schedule 3;

“New Charter”	means the charter of the Company specifying the Buyers as the owner of the Participation Interests in the charter fund of the Company substantially in the form of Schedule 5;

“Other Participants”	has the meaning given to it in the Recitals;

“Participation Interests”	means the participation interests held at the date of this Agreement by the Sellers, which together constitute a 10% (ten per cent) participation interest in the charter capital of the Company;

“Party”	has the meaning given to it in the Preamble;

“Pre-Completion Participants’ Meeting”	has the meaning given to it in Clause 6.3;

“Pre-Completion Tax Affairs”	has the meaning given to it in paragraph 5 of Schedule 7;

“Purchase Price”	means the consideration payable for the Participation Interests as set out in Clause 3.1;

“Property”	means each of the leasehold and freehold properties listed in Schedule 6;

“Relevant Accounting Periods”	has the meaning given to it in paragraph 5 of Schedule 7;

“Related Agreement”	has the meaning given to it in Clause 27.4;

“Release”	shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment of any Hazardous Substance.

“Relevant Date”	has the meaning given to it in paragraph 7 of Schedule 7;

“Relevant Matter”	has the meaning given to it in Clause 14.1;

“Relief”	has the meaning given to it in paragraph 1 of Schedule 7;

“Representative”	means, with respect to a particular person, any director, officer, employee, agent, consultant, advisor, or other representative of such person, including legal counsel, accountants, and financial advisors;

“Retention Account”	means the account to be maintained by the Escrow Agent in respect of the Retention Amount and the retention amounts set forth in agreements to acquire the remaining participation interests of the Company in accordance with the Escrow Agreement;

“Retention Amount”	means on the Completion Date, the amount of US$6,000,000 (six million) and thereafter the amount of funds held in the Retention Account at any time;

“Rules”	has the meaning given to it in Clause 27.2;

“Sellers”	has the meaning given to it in the Preamble;

“Sellers’ Accounts”	means the US$ denominated bank accounts of each of the Sellers with a Ukrainian bank or a non-Ukrainian bank to the extent that the Sellers are in possession of the necessary licences under Ukrainian Applicable Law, the details of which are to be notified to the Buyers no later than 5 (five) Business Days prior to the Completion Date;

“State Registration”	has the meaning given to it in Clause 6.5;

“Subsidiary”	means Dochernee Predpriyatie “Mykolayivskiy Sokoviy Zavod”, Dochernee Predpriyatie “Torgovy Dom Sandora” and Dochernee Predpriyatie “Sandora-Stroy”, further particulars of which are given in part B of Schedule 1;

“Tax” and “Taxes”	means all governmental, state, community, municipal or regional taxes, levies, imposts, duties, charges, deductions, withholdings and social security contributions of any kind (including any contributions to the Ukrainian statutory pension system) arising in any part of the world including, without limitation; and all penalties, charges and interest included in or relating to any Tax;

“Tax Authority”	means any revenue, customs or fiscal governmental, state, community, municipal or regional authority, body or person anywhere in the world competent to impose or collect Tax;

“Tax Claim”	means a Claim under the Tax Warranties or a Claim for payment pursuant to the Tax Covenant;

“Tax Covenant”	means the covenant contained in paragraph 2 of

Schedule 7;

“Tax Liability”	has the meaning given to it in paragraph 1 of Schedule 7;

“Tax Return”	means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof;

“Tax Warranties”	means the statements set out in paragraph 7 of Schedule 3;

“Title Warranty”	means any of the Warranties contained in paragraph 1 of Schedule 3;

“Trade Mark”	means registered trade marks in Cyrillic and/or Latin characters, script, logos, designs and drawings together with applications for the grant of these trade marks and together with all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world;

“Transaction”	has the meaning given to it in the Recitals; and

“UAH”	means Ukrainian Hryvna, the lawful currency of the Ukraine;

“Unwinding Documents”	has the meaning given to it in Clause 6.2;

“US$”	means United States Dollars, the lawful currency of the United States of America;

“Warranty”	means a statement set out in Schedule 3 and “Warranties” means all such statements.
1.2	In this Agreement:
1.2.1	references to a “person” include an individual, body corporate (wherever incorporated), unincorporated association, trust or partnership (whether or not having separate legal personality), government, state or agency of a state, or two or more of the foregoing;

1.2.2	references to a document in the “agreed form” are to that document in the form agreed to and initialled for the purposes of identification by or on behalf of the Parties;

1.2.3	references to the Preamble, a Recital, Clause or Schedule are to the preamble, a recital, clause or schedule of this Agreement, and references to this Agreement include the Schedules;

1.2.4	the headings in this Agreement do not affect its construction or interpretation;

1.2.5	references to a statute or a statutory provision include references to such statute or statutory provision as amended or re-enacted whether before or after the date of this Agreement and include all subordinate legislation made under the relevant statute whether before or after the date of this Agreement save where that amendment, re-enactment or subordinate legislation is made after the date of this Agreement and would extend or increase the liability of any Party under this Agreement;

1.2.6	a reference to a document is a reference to that document as amended or modified from time to time in writing by the mutual consent of the Parties;

1.2.7	references to writing shall be deemed to include any modes of reproducing words in a legible or non-transitory form;

1.2.8	the singular includes the plural and vice versa and any gender includes any other gender;

1.2.9	references to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, Tax principle, provision or any other legal concept shall, in respect of the Ukraine and Lithuania, be deemed to include the legal concept which most nearly approximates in that legal jurisdiction to the English legal term; and

1.2.10	except as provided for in paragraph 1.2 of Schedule 4, all obligations of the Sellers under this Agreement, including any liability in respect of any Claims or any other breach of this Agreement, shall be several and not joint.
2.	SALE AND PURCHASE

2.1	Each of the Sellers shall sell and the Buyers shall buy the Participation Interests set opposite the Sellers’ respective names in column 2 of Schedule 2, free from all Encumbrances with full title guarantee and all rights attaching to the Participation Interests as at or after the date of this Agreement. Absent any assignment in accordance with Clause 18, PepsiAmericas, Inc., shall acquire 60% (sixty per cent) and PepsiCo, Inc. shall acquire 40% (forty per cent) of the participation interest held by each of the Sellers.

2.2	The Sellers waive and agree to procure the waiver of any restrictions on transfer (including pre-emption rights) relating to the Transaction which may exist in relation to the Participation Interests under the Constituent Documents of the Company.

3.	CONSIDERATION

3.1	The purchase price for the Participation Interests shall be US$67,750,000 (sixty seven million seven hundred and fifty thousand). Under circumstances where other than due to breaches by the Sellers of their obligations under this Agreement or the Warranties (without having regard to any materiality thresholds) the Completion Date does not occur within 90 (ninety) days from the date of this Agreement, the purchase price to be paid shall bear interest at a rate per annum equal to 6% (six per cent) from the 91st (ninety-first) day following the date of this Agreement to (but excluding) the Completion Date (such purchase price together with any accrued interest, the “Purchase Price”). For the avoidance of doubt, no interest would be payable if this Agreement is terminated in accordance with its terms.

3.2	The Buyers hereby agree to pay all transfer, registration, conveyance, excise, licence, stamp or similar Taxes (but excluding any income Tax obligations owed by the Sellers relating to the Purchase Price paid hereunder), owing in connection with the sale by the Sellers of Participation Interests to the Buyers pursuant to this Agreement. Except as otherwise specified in this paragraph but subject always to the provisions of paragraph 4 of Schedule 7, in the event any Tax becomes due by reason of this Agreement, such Tax shall be borne by the party upon whom such Tax is imposed by Applicable Law.

4.	RETENTION

4.1	The Retention Account shall be operated, and the Retention Amount and interest accruing thereupon shall be applied, in accordance with the Escrow Agreement. The Parties shall jointly instruct the Escrow Agent in accordance with the terms of the Escrow Agreement in order to give effect to the provisions of this Clause 4. The Escrow Agent shall make any payment without delay, in no event, later than two Business Days after receiving instructions.

4.2	The following payments shall be made from the Retention Account:
4.2.1	any amount due to the Buyers in respect of any Claim shall, on settlement pursuant to Clause 4.4 below, be paid to the Buyers out of the Retention Account to the extent of the Retention Amount; and

4.2.2	subject to all outstanding Claims having been paid to the Buyers in accordance with Clause 4.2.1 above, US$4,200,000 (four million two hundred thousand) of the Retention Amount shall be released to the Sellers in the proportions set forth in column 3 of Schedule 2 on the date falling 18 (eighteen) months after the Completion Date (the “Initial Release Date”); and with respect to Tax Claims only, a minimum amount of US$1,800,000 (one million eight hundred thousand) of the Retention Amount shall remain in escrow until the date falling 36 (thirty-six) months after the Completion Date (the “Final Release Date”), unless a Claim is outstanding at the Initial Release Date or the Final Release Date respectively, in which case Clause 4.3 below shall apply.
4.3	If such a Claim is outstanding at the Initial Release Date or the Final Release Date respectively:
4.3.1	a sum equal to the amount of the Claim (or all such Claims, if more than one) shall be retained in the Retention Account (at the Initial Release Date, for the avoidance of doubt, in addition to the US$1,800,000 (one million eight hundred thousand) mentioned above);

4.3.2	the then remaining balance (if any) of the Retention Amount shall be released on the Initial Release Date or the Final Release Date respectively to the account holders listed on and in accordance with column 3 of Schedule 2; and

4.3.3	any sum so retained in the Retention Account after the Initial Release Date or the Final Release Date respectively in respect of any such Claim shall be released to the Sellers in accordance with column 3 of Schedule 2 or the Buyers, as appropriate, as soon as practicable after the Claim is settled.
4.4	For the purposes of this Clause 4, a Claim shall be regarded as settled if:
4.4.1	the Claim is withdrawn; or

4.4.2	the Sellers and the Buyers so agree in writing; or

4.4.3	the Claim has become time-barred in accordance with paragraph 3 of Schedule 4; or

4.4.4	a competent court or arbitration tribunal has awarded final judgment or an arbitral award in respect of the Claim and, where relevant, the period for lodging an appeal has expired without an appeal having been lodged.
4.5	Interest accruing on the Retention Amount while in the Retention Account shall be retained in the Retention Account and shall form part of the funds available to be paid out to the Buyers or Sellers in accordance with this Clause 4 and the Escrow Agreement.

4.6	The Sellers and the Buyers shall promptly give or join in giving all such instructions as are necessary to procure the operation of the Retention Account in accordance with this Agreement and the Escrow Agreement.

4.7	Following Completion, except with respect to Claims relating to (i) fraud or wilful concealment, (ii) the Title Warranties or (iii) a breach of Clause 7.2.11 or of paragraph 5.4.3 of Schedule 3, the Buyer’s remedy with respect to monetary Claims for a breach of Sellers’ Warranties will be limited to the Retention Amount.

5.	CONDITIONS

5.1	Completion is conditional on the following conditions (the “Conditions”) being fulfilled:
5.1.1	the Title Warranties being true and correct in all respects as of the date of this Agreement and the Completion Date;

5.1.2	all Warranties other than the Title Warranties being true and correct in all respects as of the date of this Agreement and, to the extent the Warranties are repeated pursuant to Clause 10.2, as of the Completion Date, in each case as qualified as of the date hereof, except where the failure of such Warranties to be true and correct (without giving any limitation as to “materiality” or “Material Adverse Effect”) would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect;

5.1.3	the Sellers having materially performed each of their obligations arising under Clauses 7 and 9, provided that under circumstances where the Buyers intend not to complete the Transaction on the grounds that the Condition stipulated in this Clause 5.1.3 is not met, the Buyers shall promptly notify the Sellers and the Sellers shall have the right to rectify any breach of Clause 7 in a manner reasonably acceptable to the Buyers (such right not to extend beyond the Long Stop Date);

5.1.4	the Anti-Monopoly Committee of Ukraine having approved the Buyer’s acquisition of the Participation Interests;

5.1.5	the Sellers and the Company having obtained the consents needed under (i) the Share Retention Agreement concluded between the Sergiy Oleksandrovych Sypko, Igor Yevgenovych Bezzub, Raimondas Tumenas and the International Finance Corporation dated 29 October 2004 and (ii) the Agreement on Providing Financial Services No.03/095 concluded between the Company and Joint Stock Bank “ING Bank Ukraine” dated 16 June 2003, as amended (most recently on 1 August 2005) in order to complete the Transaction, or, where such consent is not granted, the Company having repaid any amounts outstanding in relation to either of the two aforementioned loan facilities;

5.1.6	no judgment, order, law, rule or regulation entered, enacted, enforced or issued by any Governmental Entity being in effect that would, and no investigation by any Governmental Entity being pending seeking to, prevent, delay or unwind the consummation of the Transaction.
5.2	The Parties agree that:
5.2.1	the Buyers and the Sellers shall make all reasonable efforts to achieve satisfaction of the Condition set out in Clause 5.1.4 as soon as practicable and in any event before the Long Stop Date;

5.2.2	the Buyers and the Sellers shall prepare and the Buyers shall file the application and supporting documents required for the satisfaction of the Condition set out in Clause 5.1.4; and

5.2.3	the Sellers shall be responsible for the accuracy of the information on the Company and its Business as well as other information required of the Sellers or the Company by the Anti-Monopoly Committee of Ukraine for the purposes of making the filings referred to in Clause 5.2.2, and shall indemnify the Buyers against any third party claim based upon the inaccuracy of such information.

5.2.4	the Buyers shall be responsible for the accuracy of the information on the Buyers and their Affiliates and their business as well as other information required by the Anti-Monopoly Committee of Ukraine concerning the Buyers or their Affiliates for the purposes of making the filings referred to in Clause 5.2.2, and shall indemnify the Sellers against any third party claim based upon the inaccuracy of such information.
5.3	The Sellers and the Buyers
5.3.1	Subject to Clause 5.2, agree that all requests and enquiries from and applications to and filings with any Governmental Entity under this Clause 5 shall be dealt with by the Sellers and the Buyers in consultation with each other and the Sellers and the Buyers shall promptly co-operate with and provide all necessary information and assistance reasonably required by such Governmental Entity upon being requested to do so by the other; and

5.3.2	undertake to disclose in writing to each other anything which will or is likely to prevent any of the Conditions from being satisfied, immediately as they become aware of such matter.
5.4	The Buyers may, in their sole discretion and at any time before the Long Stop Date, waive, in whole or in part, all or any of the Conditions set out in Clause 5.1 apart from Clause 5.1.6 by notice in writing to the Sellers, provided that no such waiver shall be permitted if the failure to satisfy such Condition would constitute a breach of Applicable Law.

5.5	The Buyers and the Sellers may jointly agree to waive the Condition set out in Clause 5.1.6 at any time before the Long Stop Date.

5.6	If all of the Conditions have not been fulfilled or waived by the Buyers or the Sellers, as the case may be, on the later of the Long Stop Date and the Completion Date agreed between the Parties pursuant to Clause 6.1, this Agreement shall, subject to Clause 8.3, terminate automatically.

6.	COMPLETION

6.1	Completion shall take place at the Company’s offices in Novozavodska Street, Mykolayiv City, 54028 Ukraine, or such other place as the Parties agree in writing, and shall begin on the 2nd (second) Business Day following the date on which the State Registration of the New Charter is completed in accordance with Clause 6.5, or such other date as the Parties may agree in writing (the “Completion Date”) and may continue for more than one Business Day.

6.2	At the Pre-Completion Participants’ Meeting, the Buyers shall deliver to the Sellers the following documents:
6.2.1	the original of a notarised power of attorney substantially in the form set out in Schedule 8 authorising a Representative of the Sellers (whose identity is to be notified by the Sellers to the Buyers no later than 20 (twenty) Business Days from the date hereof) to sign and execute for the Buyers the New Charter, if so required by Applicable Law and local registration practice, and file the New Charter for the State Registration;

6.2.2	the original of a notarised power of attorney substantially in the form set out in Schedule 8 authorising the Sellers or a Representative of the Sellers (whose identity is to be notified by the Sellers to the Buyers no later than 20 (twenty) Business Days from the date hereof) to vote on behalf of the Buyers as participants in the Company at a meeting of the participants of the Company in favor of Buyers’ withdrawal from the Company, their transfer of the participation interests in the Company back to the Sellers, and to execute and sign a new charter of the Company listing the Sellers as the participants in the Company, and execute all the documents necessary for the foregoing, which power of attorney shall become effective upon the State Registration and may be revoked by the Buyers only upon the Sellers’ receipt of the Purchase Price pursuant to Clause 6.6.2;

6.2.3	the original of a notarised corporate resolution of each of the Buyers, substantially in the form set out in Schedule 8, to terminate their participation in and withdraw from the Company, which resolution shall become effective upon the State Registration and may be revoked by the Buyers only upon the Sellers’ receipt of the Purchase Price pursuant to Clause 6.6.2; and

6.2.4	such other documents that the Sellers may reasonable request in writing in order to accomplish the transfer of the participation interest sold hereunder to the Buyers back to the Sellers (including without limitation the consent of the Buyers in proper form to call and hold a meeting of the participants of the Company without advance notice), which documents shall become effective upon the State Registration and may be revoked by the Buyers only upon the Sellers’ receipt of the Purchase Price pursuant to Clause 6.6.2 (the documents referred to in Clauses 6.2.2, 6.2.3 and 6.2.4 are referred to as the “Unwinding Documents”).
6.3	On the date, which is 2 (two) Business Days after the date on which the last of the Conditions to be satisfied or waived is satisfied or waived, the Sellers shall hold a general meeting of the participants of the Company (the “Pre-Completion Participants’ Meeting”), which the Buyers shall be invited to attend and the following resolutions shall be adopted:
6.3.1	the New Charter shall be approved and signed by the Sellers or the Buyers, if required by Applicable Law or local registration practice;

6.3.2	a resolution of the Company (the “Company Resolution”) shall be adopted approving the following:
(a)	the New Charter;

(b)	the appointment with effect from the Completion Date, and contingent upon payment by the Buyers of the amounts envisaged in Clause 6.6.2, of such persons as the Buyers nominate as directors, members of the audit commission and auditors of the Company; and

(c)	the resignations with effect from the Completion Date, and contingent upon payment by the Buyers of the amounts envisaged in Clause 6.6.2, of the directors referred to in sub-Clause (b) of this clause 6.3.2.
6.4	During the course of the Pre-Completion Participants’ Meeting and within 10 (ten) Business Days after the Pre-Completion Participants’ Meeting, the Sellers and the Buyers shall sign, execute and deliver to each other all documents necessary for the State Registration of the New Charter such that the Buyers shall become the legal owners of the Participation Interests, which in the aggregate represent 10% (ten per cent.) of the participation interests in the charter capital of the Company, including the Sellers’ signing and notarising the New Charter as may be required by Applicable Law.

6.5	Within a reasonable time but in any event not later than 10 (ten) Business Days after the Pre-Completion Participants’ Meeting and receipt by the Sellers from the Buyers of the documents listed in Clause 6.2 and such other documents that may be necessary under the Applicable Law, whatever occurs later, the Sellers shall procure that the Company shall file for the registration of the New Charter with the competent Governmental Entity in accordance with the Applicable Law (the “State Registration”). All costs relating to the State Registration shall be borne by the Company. Upon the completion of the State Registration of the New Charter, the Sellers shall promptly notify the Buyers of the completion of the State Registration of the New Charter. The Parties agree that the ownership of the Participation Interests sold and transferred hereunder by the Sellers to the Buyers shall be deemed to vest in the Buyers upon the State Registration.

6.6	At Completion the following actions shall occur in the following succession:
6.6.1	the Seller shall make available for the Buyers’ review the original of the New Charter and the documents listed below in sub-Clauses (c), (d), (e) and (f) of Clause 6.6.3,

6.6.2	the Buyers upon having reviewed the New Charter and the documents listed below in sub-Clauses (c), (d), (e) and (f) of this Clause 6.6.2 shall immediately initiate the payment of (i) an amount corresponding to the Purchase Price less the sum of (A) the Retention Amount and (B) the Advisory Fees Portion, to the Sellers’ Accounts in the proportions set out against each Sellers’ name in column 3 of Schedule 2; (ii) the Advisory Fees Portion to the Advisors’ Accounts in the proportions set out in the Advisory Fee Notice; and (iii) the Retention Amount to the Retention Account, and

6.6.3	immediately following receipt by the Sellers of the Purchase Price, the Sellers shall deliver to the Buyers:
(a)	the original of the New Charter,

(b)	the originals of the Unwinding Documents,

(c)	the original of a notarised waiver by the Sellers of any pre-emption or other rights which it has under the Constituent Documents of the Company or otherwise, and any other documents or consents necessary to enable the Buyers or its nominee(s) to become the legal holder of the Participation Interests,

(d)	where applicable, the original of a written notarised consent of the spouse of each Seller for the sale of his Participation Interests and for his waiving his pre-emption rights and consenting to the sales by Other Participants of their respective participatory interest in the charter capital of the Company as required by Ukrainian law,

(e)	the originals of the resignation letters signed by each director of the Company acknowledging that each has no claim against the Company in respect of compensation for loss of office redundancy or unfair dismissal, and

(f)	the original of a material adverse effect certificate substantially in the form set out in Schedule 9 duly executed by the Sellers.
6.7	Notwithstanding anything to the contrary in this Agreement and without prejudice to the Sellers’ any other rights and remedies hereunder, if the payment envisaged in Clause 6.6.2 does not occur at the Completion as provided in Clause 6.6, the

Company, or the Sellers pursuant to the Unwinding Documents, may call and hold a meeting of the participants of the Company without advance notice to the Buyers (to which the Buyers hereby consent) and the Sellers may pursuant to the Unwinding Documents make such decisions at such meeting and amend the New Charter such that the Buyers shall be removed from the New Charter as the participant in the Company, for which amendment and removal the Buyers hereby give the Seller the full power and authority. The Buyers hereby undertake not to call or hold any meetings of the participants of the Company for as long as the Unwinding Documents remain in the possession of the Sellers and have not been properly revoked by the Buyers. The Buyers may not cancel, revoke, modify or withdraw the Unwinding Documents at any time while the Unwinding Documents remain in the Sellers’ possession, except as expressly allowed herein (and no Unwinding Document shall be deemed to have been cancelled, revoked, modified or withdrawn for as long as it remains in the Sellers’ possession, unless the Sellers have been notified about its proper cancellation, revocation, modification or withdrawal in instances envisaged in Clause 6.2 above).

6.8	If the Sellers do not comply with the provisions of Clause 6.3, 6.4, 6.5, 6.6.1 or 6.6.3, the Buyers shall not be obliged to complete this Agreement and may:
6.8.1	defer Completion to a date not more than 20 (twenty) Business Days after that date, or the Long Stop Date, whichever is the earlier (with the provisions of this Clause 6.8 applying to Completion as so deferred);

6.8.2	proceed to Completion as far as practicable (without limiting its rights and remedies under this Agreement); or

6.8.3	treat this Agreement as terminated for breach of condition (without limiting its rights and remedies under this Agreement).
6.9	If the Buyers do not comply with the provisions of Clause 6.2, 6.4, or 6.6.2, the Sellers shall not be obliged to complete this Agreement and may:
6.9.1	defer Completion to a date not more than 20 (twenty) Business Days after that date, or the Long Stop Date, whichever is the earlier (with the provisions of this Clause 6.9 applying to Completion as so deferred);

6.9.2	proceed to Completion as far as practicable (without limiting their rights and remedies under this Agreement); or

6.9.3	treat this Agreement as terminated for breach of condition (without limiting its rights and remedies under this Agreement).
6.10	If completion of the Buyers’ acquisition of at least an additional 70% (seventy per cent) participation interest in the charter capital of the Company from Other Participants does not occur simultaneously with Completion, neither the Sellers nor the Buyers shall be obliged to perform their Completion undertakings, but shall be entitled to treat this Agreement as terminated (without limiting their rights and remedies under this Agreement).

7.	PRE-COMPLETION OBLIGATIONS OF THE SELLERS

7.1	During the period between the date of this Agreement and Completion, the Sellers shall ensure that the Company will operate the Business in the ordinary course consistent with past practice in accordance with all applicable legal and administrative requirements and so as to maintain it as a going concern.

7.2	Without limitation to Clause 7.1 and except (i) as expressly provided for in this Agreement or the Disclosure Letter or (ii) required by Applicable Law, the Sellers shall ensure that the Company will not, without the prior written consent of the Buyers
7.2.1	create, extend, grant, issue or redeem or agree to create, grant, issue or redeem any Encumbrance over the Business or its assets (other than in the ordinary course of business);

7.2.2	except as disclosed in Schedule 10 (Capex Plan), make or agree to make capital expenditure or commitments requiring capital expenditure in excess of US$200,000 (two hundred thousand) for an individual contract or US$1,000,000 (one million) in aggregate;

7.2.3	dispose of any fixed asset having a book value in excess of US$100,000 (one hundred thousand);

7.2.4	enter into or agree to enter into an agreement or arrangement with a duration in excess of one year providing for annual expenditures of the Company in excess of US$200,000 (two hundred thousand), or an agreement or arrangement in which any of the Sellers or their Affiliates are interested;

7.2.5	discontinue or cease to operate all or a material part of the Company business or closing any branches;

7.2.6	appoint or employ any person at a rate of remuneration per annum in excess of US$50,000 (fifty thousand) individually;

7.2.7	making any variation to the terms and conditions of employment of any employee of the Company, other than salary increases in the usual course and/or at normal market rates;

7.2.8	dismiss, at the initiative of the Company or the Sellers, any employee of the Company earning US$50,000 (fifty thousand) per annum or more;

7.2.9	borrow money or incur any indebtedness: (i) other than in the ordinary course of business; or (ii) where the principal amount of borrowing or indebtedness in the aggregate would be in excess of US$1,000,000 (one million);

7.2.10	give or agree to give an indemnity, guarantee or other agreement to secure a third party’s obligations;

7.2.11	declare, pay or make a dividend or other distribution to any holders of participation interests in the Company or their Affiliates;

7.2.12	defer payment or pay its creditors other than in the ordinary course of business, change its policy in relation to the payment of creditors or otherwise amend or agree to amend the terms of its borrowing or indebtedness;

7.2.13	alter its Constituent Documents;

7.2.14	make any changes to its accounting policies and procedures, including those regarding its accounts payable, accounts receivable, or cash; or

7.2.15	make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement with Tax authorities, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending on or after the Completion Date or decreasing any Tax attribute of any of the acquired Companies existing on the Completion Date.
7.3	During the period between the date of this Agreement and Completion, the Buyers will promptly deal with any request for consent made by the Sellers in relation to those matters set out in Clause 7.2 and will not unreasonably withhold condition or delay any such consent. Where the Buyers fail to respond by either (i) granting its consent or (ii) refusing to grant its consent and stating the reason for such refusal, within 7 (seven) Business Days of such written request, the Buyers shall be deemed to have granted its consent.

7.4	Clause 7.2 shall not apply to any borrowing of the Company required to satisfy the Condition set out in Clause 5.1.5. Insofar as such borrowing is done on terms that are not essentially equal to or better than, in all material respects, the loans to be repaid, the Sellers shall compensate the Company dollar for dollar for any additional expenses incurred or to be incurred by the Company as a result of such refinancing.

7.5	Without prejudice to (i) any right or claim of the Buyers against the Sellers under this Agreement or against any Other Participant under a Related Agreement, or (ii) any sums owed to the Company pursuant to a loan agreement or similar obligation, the Buyers agree and undertake that except in the case of fraud or dishonesty, the Buyers shall, and shall procure that the Company (to the fullest extent permitted by law) shall, waive and shall not make or enforce any claim against any present or former director of the Company in respect of any matter done or omitted to be done by the Company or such director prior to Completion.

7.6	With regard to certain works of art, the copyright registrations of which are evidenced by the Copyright Certificates of Ukraine set forth in Schedule 11 (the “Works of Art”), the Parties have agreed that:
7.6.1	the Sellers warrant that Sergiy Oleksandrovych Sypko, Igor Yevgenovych Bezzub and Raimondas Tumenas are the true and lawful owners of the Works of Art;

7.6.2	prior to Completion, Sergiy Oleksandrovych Sypko, Igor Yevgenovych Bezzub and Raimondas Tumenas will assign to the Company the copyrights (for purposes of this Clause 7.6 the term “copyrights” to be understood as property rights and not to include unassignable individual non-property rights of an author as defined under Ukrainian Applicable Law) for the Work of Arts including, but not limited to, the following rights:
(a)	the perpetual exclusive worldwide right to use and/or commercially exploit the Works of Art by any means and in any way, including (i) to offer for sale or to let the Works of Art to third parties and (ii) to import the Works of Art into or export the Works of Art out of any country and/or territory of the world; and

(b)	the perpetual exclusive worldwide right to allow any third party to use the Work of Art and/or to prohibit such use, including the right (i) to grant any license for the Works of Art to any third party; (ii) to assign its rights in the Works of Art to any third party; and (iii) to sue for and obtain full and effective relief in respect of any and every act of infringement of the copyright in the Works of Art;
7.6.3	The Sellers as authors of the Works of Art hereby agree (i) that the payment for their copyright assignment shall be included into the Purchase Price hereunder and shall not claim any additional authors’ remuneration for use of work of arts by the Company, the Buyers or any of their Affiliates in future, and (ii) to execute and deliver any other documents reasonably requested by Buyers or the Company to effectuate the intent of this Clause 7.6.
7.7	With regard to any fees (the “Advisory Fees”) owed by the Company to (i) Deutsche Bank AG, London branch, and Golden Gate Business acting as financial advisors to the Company as well as (ii) Skadden, Arps, Slate, Meagher & Flom (UK) LLP, acting as legal advisors to the Company (together the “Advisors”) in relation to the Transaction, the Parties agree that:
7.7.1	the Sellers shall indemnify the Company with regard to the Advisory Fees;

7.7.2	no later than 3 (three) Business Days prior to the Completion Date, the Sellers shall notify the Buyers as to the definitive aggregate amount of the Advisory Fees (the “Advisory Fees Notice”) together with the proportionate allocation of such amount among the Advisors and the details of the US$ denominated bank accounts of each of the Advisors (the “Advisors’ Accounts”); and

7.7.3	in settlement of the Company’s obligations relating to the Advisory Fees, at Completion the Buyers shall in accordance with Clause 6.6.2 transfer an amount corresponding to 10% (ten percent) of the Advisory Fees notified pursuant the Advisory Fee Notice (the “Advisory Fees Portion”) to the Advisors’ Accounts in the proportions set out in the Advisory Fee Notice.
8.	TERMINATION

8.1	The Transaction may be terminated at any time prior to the Completion Date:
8.1.1	in accordance with Clauses 5.6, 6.8.3, 6.9.3 or 6.10; or

8.1.2	by the mutual written consent of Buyers and Sellers; or

8.1.3	by the Buyers or by the Sellers, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties shall use their reasonable best endeavours to lift) which permanently restrains enjoins or otherwise prohibits the acquisition by the Buyers of the Participation Interests and such order, decree, ruling or other action shall have become final and non-appealable.
8.2	In the event of the termination of the Agreement by any Party prior to the Completion Date, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or obligation thereafter on the part of the Buyers or the Sellers except (i) for fraud or for wilful breach of this Agreement prior to such termination; and (ii) as set forth in Clause 23.

8.3	On termination of this Agreement in accordance with Clause 8.1 or otherwise, unless stated otherwise, Clauses 1 (Interpretation), 16 (Confidentiality), 17 (Announcements), 18 (Assignment), 19 (Variation), 21 (Entire Agreement), 22 (Effect of Completion), 23 (Costs), 26 (Notices) and 27 (Governing Law; Arbitration) shall continue in full force and effect but all other rights and obligations of the Parties shall cease immediately. Termination does not affect the Parties’ accrued rights and obligations as at termination.

8.4	Subject only to this Clause 8, neither the Seller nor the Buyers shall have any right (including any right under common law or any right in respect of Losses, other than in the case of fraud) to delay or defer Completion or either before or after Completion to rescind or terminate or fail to perform this Agreement and shall not be entitled to treat the other Party as having repudiated this Agreement. Following Completion, except with regard to any breach of Clause 15, the sole remedy of either Party in relation to any delay, default, breach or failure on the part of the other Party under, or in relation to, this Agreement (other than in the case of fraud) shall be in damages and the Buyers hereby expressly and unconditionally waive all other rights and remedies (whether statutory, at common law, in equity or otherwise).

9.	ACCESS PRIOR TO COMPLETION

9.1	The Sellers shall cause the Company and its Subsidiaries prior to the Completion Date to:
9.1.1	give the Buyers and its authorised Representatives reasonable access to the Books and Records, personnel, offices and other facilities and properties of the Company and its Subsidiaries;

9.1.2	permit the Buyers to make such inspections thereof as the Buyers may reasonably request; and

9.1.3	cause the officers of the Buyers to furnish the Buyers with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Buyers may from time to time reasonably request.

9.2	Nothing in this Clause 9 shall require either of the Sellers, the Company or any of the Subsidiaries to disclose any information to the Buyers if such disclosure would:
9.2.1	cause significant competitive harm to the Company if the Transaction is not consummated, and such disclosure is not protected by a confidentiality undertaking from the Buyers reasonably acceptable to the Company;

9.2.2	jeopardise any attorney-client or other legal privilege; or

9.2.3	contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Sellers, the Company or any of the Subsidiaries is a party).
10.	SELLERS’ WARRANTIES

10.1	Each of the Sellers warrants to the Buyers, in the terms of the Warranties at the date of this Agreement.

10.2	The Warranties contained in paragraphs 1 to 5, 6.3, 8.3, 10.1, 10.5, 11.1, 13, 17.2 and 18 of Schedule 3 are made of the date hereof and are repeated as of the Completion Date by the Sellers; all other Warranties are made exclusively as of the date hereof.

10.3	The Warranties are qualified by matters fairly disclosed in the Disclosure Letter. In addition to any specific matter disclosed or deemed to be disclosed in accordance with the Disclosure Letter, if and to the extent that the Buyers or any of the directors, officers, employees and/or professional advisers of the Buyers respectively its Affiliates, to the extent they were involved in the investigation of the Company and its business, the evaluation of the Transaction and negotiation of this Agreement, was aware or had notice at any time before the signature of the Agreement of any information relating to the subject matter of the Warranties that could reasonably be expected to put the Buyer on notice of such breach in light of the circumstances, then the Warranties shall be qualified by such information.

10.4	Following the execution of this Agreement but prior to the Completion Date (i) with regard to Warranties listed in Clause 10.2 above the Sellers shall, and (ii) with regard to all other Warranties the Sellers may supplement or amend the Disclosure Letter to reflect matters or circumstances which have arisen after the date hereof. No supplement or amendment to the Disclosure Letter shall be deemed to cure any breach of any Warranty made as of the date of this Agreement or as of the Completion Date, as the case may be. Absent fraud or willful concealment, no failure to supplement or amend the Disclosure Letter in accordance with this Clause 10.4 shall, by itself, constitute a basis for any Claim. Acceptance of any amendment or supplement to the Disclosure Letter shall be without prejudice to the rights of the Buyers to claim for any breach of Warranty made as at the date of this Agreement or as of the Completion Date, as the case may be.

10.5	Where a Warranty is qualified by the expression “so far as the Sellers are aware”, that Warranty shall be deemed to refer to the actual knowledge of the Sellers, the Other Participants, Igor Landa, Irina Kozlova, Vyacheslav Gnasevich, Vladimir Egorenko,

Vladimir Pashkovsky, Tatiana Chabunuk, Ekaterina Koshkina or Julija Didan, not having made any specific inquiries thereto.

10.6	Each of the Warranties shall be construed as a separate and independent warranty and (except where this Agreement provides otherwise) shall not be limited or restricted in its scope by reference to or inference from any other term of another Warranty or this Agreement.

10.7	The Buyers, together with their Representatives, have conducted their own independent investigation of the business of the Company. In entering into this Agreement, the Parties acknowledge that the Buyers are relying on the Warranties set forth in Schedule 3 of this Agreement, and the Buyers.
10.7.1	acknowledge that none of the Sellers, the Company or any of their respective shareholders or Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the documents or other information provided or made available to the Buyers or any of its Representatives,

10.7.2	agree, to the fullest extent permitted by law, that none of the Sellers, the Company, any of their shareholders or Representatives shall have any liability or responsibility whatsoever to the Buyers or any of their Representatives on any basis based upon any information provided or made available, or statements made (including in materials furnished in the Data Room, in presentations by the Company’s management or otherwise), to the Buyers or any of their Representatives (or any omissions there from), except that the foregoing limitations shall not apply to any of the Sellers insofar as any such Seller makes the specific Warranties, set forth in Schedule 3 of this Agreement, subject always to the limitations and restrictions contained in Schedule 4.

11.	BUYER’S WARRANTIES

11.1	The Buyers acknowledge that they have not been induced to enter into this Agreement by any representation or warranty other than the Warranties.

11.2	The Buyers warrants to the Sellers as of the date hereof as follows:
11.2.1	Each of the Buyers has full power and authority without requiring the consent of any other person, and has taken all necessary actions, to enter into and exercise its rights and perform its obligations under this Agreement and all other documents to be executed by it at Completion.

11.2.2	This Agreement and all other documents to be executed by the Buyers at Completion will, when executed, constitute lawful, valid and binding obligations of the Buyers in accordance with their respective terms.

11.2.3	The execution, delivery and performance by the Buyers of this Agreement will not constitute a violation of any law applicable or relating to the Buyers or a violation of any of the organisational documents of the Buyers.

11.2.4	Each of the Buyers is a company duly organised, validly existing and in good standing under the laws of its jurisdiction of organisation.

11.2.5	The Buyers currently have sufficient immediately available funds in cash or cash equivalents and will at Completion have sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the Transaction.

11.2.6	No merger control filings or anti-monopoly approvals other than those listed in Clauses 0 and 0 are required by Applicable Law to implement the Transaction.

11.2.7	There is no claim, action, suit, proceeding or governmental investigation pending or, so far as the Buyers is aware, threatened against the Buyers or any of their subsidiaries or Affiliates by or before any court or Governmental Entity that, individually or in the aggregate, would have or would reasonably be expected to impede the ability of the Buyers to complete the Transaction in any respect.

11.2.8	In the event that the Buyers assign their rights under this Agreement to a Buyers’ Subsidiary pursuant to Clause 18 prior to Completion, then the Buyers warrant that the warranties set out in Clauses 11.2.1 through 11.2.7 are also true and accurate with respect to such Buyers’ Subsidiary as of the Completion Date.
12.	TAX COVENANT

12.1	The Tax Covenant shall take effect from the date of Completion.

13.	LIMITATIONS ON CLAIMS

13.1	Any Claim against the Sellers under this Agreement shall be subject to the limitations set out and referred to in Schedule 4. The limitations set out and referred to in Schedule 4 do not apply to a breach of this Agreement resulting from fraud or wilful concealment.

14.	NOTICE OF AND CONDUCT OF CLAIMS

14.1	If the Buyers becomes aware of a claim against the Company by a third party or of any other fact, matter or circumstance, which in either case may result in the Buyers being entitled to make a Claim (each a “Relevant Matter”):
14.1.1	the Buyers must notify the Sellers of any Relevant Matter as soon as practicable following it coming to the notice of the Buyers;

14.1.2	the Buyers must give the Sellers such assistance as the Sellers may reasonably require and the Buyers must ensure that the Company gives the Sellers and its advisors access (during usual business hours and on reasonable prior notice) to relevant employees and premises of the Company and access to (and permission to take copies (at the Sellers’ expense) of) all relevant documents and correspondence in order to allow the Sellers to investigate the Relevant Matter and take the actions referred to in this Clause;

14.1.3	the Buyers must ensure that the Company takes whatever reasonable action the Sellers request in order to avoid, dispute, resist, defend, appeal, compromise, mitigate or remedy any Relevant Matter;

14.1.4	the Buyers must keep the Sellers fully informed as to the progress of the Relevant Matter including the receipt of any material communications;

14.1.5	if requested to do so by the Sellers, the Buyers must allow, and ensure that the Company allows, the Sellers to take sole conduct in the name of the Buyers or the Company of any actions that the Sellers consider appropriate in connection with the Relevant Matter, provided, however, that (i) the Sellers may not admit liability or make or agree to any payment or compromise or settle any action without the Company’s prior written consent, which consent will not be unreasonably withheld, and (ii) the Buyers and/or the Company may retain their own legal counsel and defend any action that may, in the reasonable opinion of the Company, involve an equitable remedy (other than, for the avoidance of doubt, monetary damages) that adversely affects the Company; and

14.1.6	the Buyers and the Company must not admit any liability or make or agree any payment or compromise in respect of any Relevant Matter without first obtaining the written consent of the Sellers, which consent will not be unreasonably withheld.
14.2	The Buyers are entitled to refuse to comply with the actions described in Clause 14.1 if they do not obtain an undertaking from the Sellers, agreeing to indemnify the Buyers and the Company against any costs, liability or losses that may result from the Buyers or the Company complying with the terms of Clause 14.1 and the Sellers sign a confidentiality agreement, in a form reasonably acceptable to the Buyers, with respect to any information disclosed by the Company or the Buyers to the Sellers. The Buyers and the Company may refuse to disclose information that may jeopardise any attorney-client or other legal privilege, or contravene any Applicable Law.

15.	NON-COMPETE AND POST COMPLETION OBLIGATIONS

15.1	No Seller shall for a period of 30 (thirty) months from the Completion Date without the written consent of the Buyers either alone or in conjunction with or on behalf of any other person, directly or indirectly: (i) carry on or be engaged or employed by or be interested in any business within the territory of the Ukraine or Belarus competing with the Business or involved in the production, marketing, distribution or sale of fruit juice and nectars, juice drinks, wine, carbonated soft drinks, water, ready-to-drink tea and coffee, sports and energy drinks, as well as salty snacks, nuts and crackers, or (ii) solicit for employment or employ any employee of the Company or any former employee of the Company whose employment with the Company terminated less than 1 (one) year prior to such solicitation or employment provided that this sub-paragraph (ii) shall not apply to any employees whose employment was terminated at the initiative of the Company.

15.2	Each undertaking referred to in Clause 15.1 shall be read and construed independently of the other undertakings and as an entirely separate and severable undertaking.

15.3	While the undertakings referred to in Clause 15.1 are considered by the Parties to be reasonable in all the circumstances, if any one or more should for any reason be held to be invalid but would have been held valid if part of the wording were deleted or its period reduced or the range of activities or area covered by it reduced in scope, the said undertakings shall apply with the minimum modifications as may be necessary to make them valid and effective.

15.4	The Sellers understand and acknowledge that any violation of the covenants set forth in Clause 15.1 may cause the Buyers and the Company irreparable harm, the amount of which may be difficult to ascertain, and therefore agree that the Buyers shall be entitled to seek injunctive or other equitable relief to enforce such covenants. Such right of the Buyers is to be in addition to the remedies otherwise available to the Buyers at law or in equity.

15.5	Assuming the Completion Date occurs prior to 4 November 2007, the Sellers shall cooperate and assist the Buyers in the Buyers’ efforts to complete the purchase of the Company’s outstanding participation interests that are not then held by the Buyers.

16.	CONFIDENTIALITY

16.1	From the date of this Agreement and after termination, without limit in time each Party will:
16.1.1	keep confidential:
(a)	all information (written, oral or electronic) disclosed to it by another Party and concerning the business and affairs of that other Party; and

(b)	the provisions and subject matter of this Agreement and the negotiations relating to it;
(together the “Confidential Information”);
16.1.2	use the Confidential Information solely in accordance with its performance of, and to give full effect to this Agreement;

16.1.3	not disclose the Confidential Information to any person other than those of its Representatives who need to know the Confidential Information in order to advise in connection with or implement the Transaction and will take all reasonable steps to ensure that any recipient complies with these confidentiality obligations as if they were Party to this Agreement; and

16.1.4	at the request of the disclosing Party or at the conclusion of its authorised use, return to the disclosing Party all documents and materials (and all copies thereof) containing the other Party’s Confidential Information, erase all Confidential Information from their computer systems (to the extent possible) and certify in writing to the other Party that it has complied with the requirements of this Clause.
16.2	This Clause does not apply to Confidential Information which:

16.2.1	is in or comes into the public domain other than by breach of this Agreement or of any obligation of confidence owed by the receiving Party or a recipient to the disclosing Party;

16.2.2	the receiving Party can show it was already in receipt of, prior to disclosure by the disclosing Party;

16.2.3	was subsequently disclosed to the receiving Party lawfully by a third party who did not obtain it (whether directly or indirectly) from the disclosing Party.
16.3	Notwithstanding Clauses 16.1 and 16.2, the receiving Party may disclose Confidential Information:
16.3.1	if and to the extent required by:
(a)	law or by any order of a court of competent jurisdiction; and/or

(b)	any Governmental Entity or other regulatory or tax authority which is entitled to require any such disclosure, whether or not the requirements have the force of law;
provided that, save where giving notice to the other Party is prohibited by law, it gives the disclosing Party as much notice of such disclosure as practicable; or
16.3.2	if and to the extent the disclosing Party has given its prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.
16.4	Each Party reserves all rights in its Confidential Information and no rights or obligations other than those expressly set out in this Agreement are granted by or to be implied from this Agreement. In particular, no licence is hereby granted directly or indirectly under any patent, invention, discovery, copyright or other intellectual property right now or in the future held, made, obtained, or licensable by either Party.

17.	ANNOUNCEMENTS

17.1	Subject to Clause 17.2, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any Party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

17.2	This Clause shall not apply to any announcement or public statement by any Party required by law, or the rules of any regulatory or governmental body to which such Party is subject, including the rules of a recognised investment exchange any stock exchange on which any securities of the relevant Party are listed, in which case the Party concerned shall make all reasonable attempts to agree the contents of such announcement or statement with the other Parties before it is made.

18.	ASSIGNMENT

18.1	No Party shall be entitled to assign or transfer all or any of its rights, benefits or obligations under this Agreement without the prior written consent of the other.

18.2	Notwithstanding Clause 18.1, the Buyers may assign its rights hereunder to any entity which is majority owned, directly or indirectly, by PepsiCo, Inc. and/or PepsiAmericas, Inc. (a “Buyers’ Subsidiary”), provided, however, that (i) the Buyers shall remain obligated for the performance of all Buyers’ covenants and obligations hereunder; (ii) where such assignment takes place prior to Completion, the jurisdiction in which the assignee entity is organised is approved in advance in writing by the Sellers (such approval not to be unreasonably withheld); and (iii) the Buyers shall ensure that such assignment shall not delay Completion.

18.3	Notwithstanding any other provision of this Agreement, the Sellers shall not be liable to make any payment in respect of any Claim under this Agreement to any person other than the Buyers to the extent that the amount of such a payment to such other person is greater than the amount of the payment which would have been due to the Buyers had the Buyers not assigned any of their rights under this Agreement and had the payment in question been made directly to them.

19.	VARIATION

Any variation of this Agreement must be in writing and signed by each Party or, in the case of a body corporate, a duly authorised officer or representative of such Party.

20.	WAIVER

A delay in exercising, or failure to exercise, any right or remedy under this Agreement does not constitute a waiver of such right or remedy or other rights or remedies nor shall either operate so as to bar the exercise or enforcement thereof.

21.	ENTIRE AGREEMENT

This Agreement and the Schedules hereto and any other agreement or instrument contemplated hereby, or any other agreement entered into in connection herewith on the date hereof, inter alios, by the Parties hereto, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and, save as expressly provided in this Agreement, is not intended to confer upon any person other than the Parties any rights or remedies hereunder pursuant to the Contracts (Rights of Third Parties) Act 1999.

22.	EFFECT OF COMPLETION

Except to the extent that they have been performed and except where the Agreement provides otherwise, the warranties, representations, indemnities and obligations contained in this Agreement remain in force after Completion.

23.	COSTS

Save as otherwise expressly stated in this Agreement, each Party shall pay its own costs in connection with the negotiation, preparation and implementation of this Agreement and all agreements ancillary to it.

24.	EXCHANGE RATE

For purposes of this Agreement, any conversion from UAH to US$, shall be made on the basis of the official exchange rate set by the National Bank of Ukraine on the Business Day preceding the date on which such any exchange rate is to be determined in accordance with this Agreement.

25.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each Party has executed at least one counterpart.

26.	NOTICES; POWER OF ATTORNEY

26.1	A notice or other communication given under this Agreement shall be in writing and shall be served by delivering it to the Party due to receive it at the address set out in this Clause 26 and shall be deemed to have been delivered in accordance with this Clause 26.

26.2	The Parties’ addresses and fax numbers for the purposes of this Agreement are:

Buyers:
PepsiCo, Inc.
700 Anderson Hill Road
Purchase, New York 10577
USA
For the attention of: Tim Heaviside, Assistant General Counsel
Fax number: +1 914 253 2752
PepsiAmericas, Inc.
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, MN 55402
USA
For the attention of: Matt Carter, Senior Vice-President M&A
Fax number: +1 612 661 4004
Sellers:
Sergiy Oleksandrovych Sypko
App. 33, 18/1 Zhovtnevy Pr.
Mykolayiv City
Ukraine
Fax number: +380 512 22 70 76
Olena Mykhailivna Sypko
App. 33, 18/1 Zhovtnevy Pr.

Mykolayiv City
Ukraine
Fax number: +380 512 22 70 76
Oleksiy Sergiyovych Sypko
App. 33, 18/1 Zhovtnevy Pr.
Mykolayiv City
Ukraine
Fax number: +380 512 22 70 76
Andriy Sergiyovych Sypko
App. 42, 60 K. Marksa Street,
Gola Prystan Town
Kherson Region
Ukraine
Fax number: +380 512 22 70 76
or such other address or fax number as the relevant Party notifies to the other Parties, which change of address shall only take effect if delivered and received in accordance with this Clause.
26.3	A notice so addressed shall be deemed to have been received:
26.3.1	if personally delivered, at the time of delivery;

26.3.2	if sent by pre-paid first class post, recorded delivery or registered post, two Business Days after the date of posting to the relevant address;

26.3.3	if sent by registered air-mail, 5 (five) Business Days after the date of posting to the relevant address; and

26.3.4	if sent by fax, on successful completion of its transmission as per a transmission report from the machine from which the fax was sent, save that if such notice of communication is received after the end of normal working hours (and “normal working hours” shall be deemed to be 8.30 am to 5.30 pm on any Business Day in the country of the recipient), such notice or communication shall be deemed to have been received on the next Business Day.
26.4	For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by electronic mail.

26.5	Olena Mykhailivna Sypko, Oleksiy Sergiyovych Sypko and Andriy Sergiyovych Sypko hereby grant a power of attorney to Sergiy Oleksandrovych Sypko to accept and serve notices and to make legally binding declarations on behalf of all the Sellers with regard to this Agreement and the Transaction. Sergiy Oleksandrovych Sypko accepts this power of attorney. The Buyers may give any notices under this Agreement to the Sellers and may receive instructions from the Sellers through Sergiy Oleksandrovych Sypko

27.	GOVERNING LAW; ARBITRATION

27.1	This Agreement is governed by, and shall be construed in accordance with, English law.

27.2	Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration (the “Rules”) of the London Court of International Arbitration (the “LCIA Court”) in force at the date of this Agreement, which Rules are deemed to be incorporated by reference to this Clause 27. There shall be three arbitrators, and the Parties agree that one arbitrator shall be nominated by each party for appointment by the LCIA Court in accordance with the Rules. The third arbitrator who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-approved arbitrators within fourteen days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the LCIA Court. The seat of the arbitration shall be London. The language of this arbitration shall be English.

27.3	The arbitrators shall have the power to grant any legal or equitable remedy or relief available under law, including but not limited to injunctive relief, whether interim and/or final, and specific performance, and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim or provisional measures, including but not limited to injunctive relief and including but not limited to pre-arbitral attachments or injunctions, from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. For the avoidance of doubt, this Clause 27 is not intended to limit the powers of the court exercisable in support of arbitration proceedings pursuant to section 44 of the Arbitration Act 1996 of England.

27.4	In order to facilitate the comprehensive resolution of related disputes, the Parties agree that upon request of any Party to an arbitration pursuant to this Clause 27, the arbitral tribunal may, within 90 days of its appointment, consolidate the arbitration with any other arbitration or proposed arbitration involving any of the Parties and relating to this Agreement and/or any other agreement (a “Related Agreement”) for the sale and purchase of any participation interest in the Company other than the Participation Interests executed simultaneously with this Agreement. The arbitral tribunal shall not consolidate such arbitrations unless it determines that (a) there are issues of fact or law common to the arbitrations in question so that a consolidated proceeding would be more efficient than separate proceedings, and (b) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitration tribunal constituted hereunder and the tribunal constituted under any Related Agreement, the ruling of the first formed panel shall control. In the case of the consolidated proceeding, the arbitrators in that proceeding shall be appointed by the LCIA Court.

28.	LANGUAGE

28.1	This Agreement is written in English and Ukrainian. In the event of any discrepancy between the English and the Ukrainian version, the English version shall prevail except as regards the New Charter, where the Ukrainian version shall prevail.

IN WITNESS WHEREOF THIS AGREEMENT WAS EXECUTED BY THE PARTIES HERETO ON THE DATE SET OUT ON PAGE 1.

SCHEDULE 1
INFORMATION ABOUT THE COMPANY AND ITS SUBSIDIARIES
Part A
The Company

1.	Registered number:	1 5511 120 0000 0000 23

2.	Identification number:	22430008

3.	Date of registration:	8 October 1998

4.	Place of registration:	Zhovtnevy District State Administration, Mykolayiv region, Ukraine,

5.	Registered office address:	57262, Mykolayiv Region, Zhovtnevy District, Mykolaivske Village

6.	Type of company:	Limited Liability Company

7.	Directors:	Igor Bezzub
Raimondas Tumenas
Sergiy Sipko
Igor Landa

8.	Accounting reference date:	31 December

9.	Auditors:	ZAT “Deloitte & Touche USC”

Part B
The Subsidiaries

1.	Name:	DP “Torgovy Dom Sandora” (Sandora Trading House)

2.	Registered number:	1 511 120 0000 0000 24

3.	Identification number:	30348775

4.	Date of registration:	3 February 2003

5.	Place of registration:	Zhovtnevy District State Administration, Mykolayiv region, Ukraine,

6.	Registered office address:	57262, Mykolayiv Region, Zhovtnevy District, Mykolaivske Village

7.	Type of company:	Dochernee Predpriyatie (Subsidiary Company)

8.	Directors:	Vyacheslav Gnasevich

9.	Accounting reference date:	31 December

10.	Auditors:	N/A

1.	Name:	DP “Mykolayivskiy Sokoviy Zavod”

2.	Registered number:	1 511 120 0000 000028

3.	Identification number:	32747299

4.	Date of registration:	16 February 2004

5.	Place of registration:	Zhovtnevy District State Administration, Mykolayiv region, Ukraine,

6.	Registered office address:	57262, Mykolayiv Region, Zhovtnevy District, Mykolaivske Village, 59 Lenina Street

7.	Type of company:	Dochernee Predpriyatie (Subsidiary Company)

8.	Directors:	Svitlana Povetkina

9.	Accounting reference date:	31 December

10.	Auditors:	N/A

1.	Name:	DP “Sandora-Stroy”

2.	Registered number:	1 511 120 0000 0000 26

3.	Identification number:	30489719

4.	Date of registration:	10 November 1999

5.	Place of registration:	Zhovtnevy District State Administration, Mykolayiv region, Ukraine,

6.	Registered office address:	57262, Mykolayiv Region, Zhovtnevy District, Mykolaivske Village

7.	Type of company:	Dochernee Predpriyatie (Subsidiary Company)

8.	Directors:	Sergiy Dmitriev

9.	Accounting reference date:	31 December

10.	Auditors:	N/A

SCHEDULE 2
DETAILS OF SELLERS, THEIR PARTICIPATION INTERESTS, CONSIDERATION DUE AND PROPORTIONATE LIABILITY

1	2	3	4
	Participation	Proportion of	Proportionate
Name and address of Seller	Interest	Purchase Price	Liability
Sergiy Oleksandrovych Sypko, App. 33, 18/1 Zhovtnevy Pr., Mykolayiv City, Ukraine	2.5%	25%	25%

Olena Mykhaylivna Sypko, App. 33, 18/1 Zhovtnevy Pr., Mykolayiv City, Ukraine	2.5%	25%	25%

Oleksiy Sergiyovych Sypko, App. 33, 18/1 Zhovtnevy Pr., Mykolayiv City, Ukraine	2.5%	25%	25%

Andriy Sergiyovych Sypko, App. 42, 60 K. Marksa Street, Gola Prystan Town, Kherson Region, Ukraine	2.5%	25%	25%

SCHEDULE 3
WARRANTIES
1.	PARTICIPATION INTERESTS

1.1	Each of the Sellers is the registered legal owner of the participation interest set opposite his or her name in Schedule 2 and is beneficially entitled to effect or procure the sale and transfer of such participation interest, and such participation interest shall be fully paid in and free from all Encumbrances (other than those expressly provided for in this Agreement, the organisational documents of the Company and/or those that arise by application of Applicable Law).

1.2	Except as otherwise specified in the Disclosure Letter none of the Sellers is a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any of his or her participation interest (other than this Agreement).

1.3	None of the Sellers is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of his or her participation interest (other than this Agreement).

2.	CAPACITY AND AUTHORITY OF THE SELLERS

2.1	Each of the Sellers has full power and authority without requiring the consent of any other person, and has taken all necessary actions, to enter into and exercise its rights and perform its obligations under this Agreement and all other documents to be executed by them at Completion.

2.2	Each of the Sellers is a natural person.

2.3	This Agreement and all other documents to be executed by the Sellers will, when executed, constitute lawful, valid and binding obligations of the Sellers in accordance with their respective terms.

2.4	Each of the Sellers warrants that such Seller is not a United States Shareholder as defined in Section 951(b) of the United States Internal Revenue Code of 1986

3.	EFFECT OF AGREEMENT

3.1	The execution and delivery of this Agreement and all other documents to be executed at Completion, and the performance of and compliance with their terms, by the Sellers does not and will not:
3.1.1	conflict with, constitute a breach of, give rise to an event of default under, require the consent of another person under, require a payment to another person under, enable a person to terminate or vary, or relieve a person from any obligation under:
(a)	any agreement or instrument to which the Company or the Sellers are party; or

(b)	any Applicable Laws, order, judgment, injunction or decree of any Governmental Entity binding upon the Company or the Sellers; or
3.1.2	so far as the Sellers are aware, cause or permit any member of management or other employee of the Company to resign or cause a benefit or payment to be made or given by the Company to such employee.
3.2	No person is entitled to receive a brokerage, finder’s fee or commission from the Company in connection with this Agreement or any other agreement executed at Completion.

4.	ORGANISATION AND CORPORATE POWER

4.1	The Company is a limited liability company duly organised, validly existing and in good standing under Ukrainian law and is duly authorised to conduct business under Ukrainian law.

4.2	The corporate details of the Company set out in Schedule 1 are correct.

4.3	The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

4.4	The Company has full corporate power and authority necessary to carry on the Business and to own and use the properties and assets owned and used by it.

4.5	The Sellers have delivered to the Buyers correct and complete copies of the Constituent Documents (as amended to date).

4.6	So far as the Sellers are aware, the Company has maintained and preserved the Books and Records of the Company in all material respects in accordance with Applicable Law.

4.7	The Company is not in default under or in violation of any provision of its Constituent Documents and the execution of this Agreement and the consummation of the Transaction will not result in such default or violation.

4.8	Other than the Subsidiaries, the Company does not have, and has not agreed to acquire, any direct or indirect interest in any subsidiaries or subsidiary undertakings.

4.9	The Company has no associated companies, an associated company being an entity (other than a subsidiary undertaking) in which the Company has a participating interest, being a beneficial interest in a holding of more than 20% (twenty per cent) of the shares in such entity, and over whose operating and financial policies the Company exercises a significant influence, in particular in terms of its policy decisions relating to the expansion or contraction or activities of the business and determining the balance between dividend and reinvestment.

5.	FINANCIAL STATEMENTS

5.1	Attached to the Disclosure Letter are true and complete copies of the Accounts.

5.2	The Accounts present fairly, in all material respects, the financial position of the Company and the Subsidiaries as of the Accounts Date, and its consolidated financial position and its consolidated cash flows for the year then ended, in accordance with IFRS, except as described in the Auditors’ report dated 16 March 2007, a copy of which is attached to the Accounts.

5.3	The Company has no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes) required by IFRS to be disclosed on a balance sheet (or in the notes thereto) of the Company other than:
5.3.1	those set forth or specifically reserved against in the balance sheet in the Accounts (or in the notes thereto); and

5.3.2	those incurred in the ordinary course of business since the date of the balance sheet in the Accounts, the existence of which would not otherwise constitute a breach of another Warranty contained in this Schedule 3.
5.4	Since the Accounts Date, the Company has conducted its business in the ordinary course consistent with past practice and there has not been:
5.4.1	any Material Adverse Effect;

5.4.2	any material change in the method of accounting or accounting practices, other than changes required by applicable Ukrainian accounting rules and regulations; and

5.4.3	any declaration, payment or making of a dividend or other distribution to any owner of participation interests in the Company or any Affiliates of such owners.
5.5	Since the Accounts Date, the Company has conducted its operations in the ordinary course.

6.	LITIGATION

6.1	Except as set forth in the Disclosure Letter, as of the date hereof, there are no actions, suits, claims or proceedings, whether in equity or at law, or Governmental Entity investigations or inquiries pending against the Company except for such actions, suits, claims or proceedings, which would, so far as the Sellers are aware, not result in a Loss to the Company in excess of US$200,000 (two hundred thousand) per individual case (and, for the avoidance of doubt, where a number of cases arise from the same or similar facts or circumstances, such cases shall be aggregated for the purposes of the aforementioned threshold).

6.2	Except as set forth in the Disclosure Letter, so far as the Sellers are aware, there are no actions, suits, claims or proceedings, whether in equity or at law, or Governmental Entity investigations or inquiries threatened in writing against the Company which could reasonably be expected to result in a Loss to the Company in excess of US$200,000 (two hundred thousand) per individual case (and, for the avoidance of doubt, where a number of cases arise from the same or similar facts or circumstances, such cases shall be aggregated for the purposes of the aforementioned threshold).

6.3	So far as the Sellers are aware, the Company is not subject to any judgment, order, award or decree entered in any lawsuit or proceeding which would have or result in (singularly or in the aggregate with other judgments, orders, awards or decrees) a Material Adverse Effect.

7.	TAX MATTERS

7.1	The Company has timely filed (or there have been filed on its behalf) all Tax Returns required to be filed by or on behalf of the Company on or prior to the date hereof, and, when filed, such Tax Returns were true and accurate in all material respects.

7.2	The Company has paid, accounted for or provided in the Accounts for all Taxes for which the Company is liable to pay or account and the last date for payment of or accounting for which without incurring a fine or a liability to interest or penalties in respect thereof (but taking into account any relevant extension of the time for payment) fell prior to the date of this Agreement.

7.3	The Company has preserved all records which it is required by law to preserve for the purposes of any Tax.

7.4	So far as the Sellers are aware, there are no liens for Taxes upon any property (including real property) or assets of the Company, except for liens for Taxes not yet due.

7.5	The Company is not the subject of or otherwise engaged in any audits, examinations, investigations or other administrative proceedings or court proceedings with regard to any Taxes or Tax Returns filed by or on behalf of the Company, nor, as far as the Sellers are aware, has the Company received any notice from any Tax Authority that such an audit, investigation, or other proceeding was threatened or likely in the 12 months following the date of this Agreement.

8.	MATERIAL CONTRACTS

8.1	The Disclosure Letter sets forth the following written contracts entered into by the Company:
8.1.1	agreements with the Company’s 20 (twenty) largest suppliers by monetary value during the period from the Accounts Date to the date hereof;

8.1.2	agreements with the Company’s 20 (twenty) largest non-exclusive distributors by monetary value during the period from the Accounts Date to the date hereof;

8.1.3	agreements with the Company’s exclusive distributors in force as of the date hereof;

8.1.4	all of the Company’s loan agreements;

8.1.5	all contracts, agreements, leases or licenses other than supply, distribution and loan agreements that require, or will require, an annual expenditure by the Company, or the receipt by the Company, of at least US$500,000 (five hundred thousand).
(the “Material Contracts”).
8.2	So far as the Sellers are aware, all Material Contracts are legal, valid, binding, enforceable and in full force and effect. So far as the Sellers are aware, the other party to any Material Contract is not in material default under, and the Company has not received any notice of either (i) cancellation or (ii) any enforcement, investigation, proceeding or penalty by any Governmental Entity with respect to, any of the Material Contracts.

8.3	The Company is not in material default under any of the Material Contracts.

9.	ASSETS

9.1	The material tangible assets of the Company are in reasonable condition, order and repair (subject to the need to effect ordinary course repairs and replacements).

9.2	Since the Accounts Date, none of the material tangible assets owned or leased by the Company have been affected by any fire, accident, or any other casualty that has had or would result in a Material Adverse Effect.

9.3	Except as otherwise specified in the Disclosure Letter or in Schedule 6 hereof the Company has full and legally valid title, free and clear of any encumbrances for the Properties. So far as the Sellers are aware, no legal impediment, condemnation or other proceeding is pending or threatened which would affect the Company’s use of, or the Company’s interest in, any such Property. Schedule 6 contains a complete and accurate list of the Company’s owned and leased real properties.

10.	INTELLECTUAL PROPERTY

10.1	The Trade Marks owned, used or applied for by the Company are set out in the Disclosure Letter, including details of the class to which registration of the Trade Mark relates. The Company is the sole legal and beneficial owner of or applicant for such Trade Marks and all such Trade Marks are free of any Encumbrances. The Company has registered (or applied for registration) and maintained its rights in connection with such Trade Marks, to the extent required to be registered, and any other agreement or arrangement in connection with such Trade Marks or their use.

10.2	There are no pending or, so far as the Sellers are aware, threatened claims of infringement or misappropriation by the Company with respect to any Intellectual Property of any person or in which any person has an interest.

10.3	The Company has all necessary licences in respect of Intellectual Property necessary to operate machinery and equipment used by the Company in its ordinary course of business.

10.4	The Company has not received any written notice which asserts that the Company infringes or violates the Intellectual Property rights of any third party.

10.5	So far as the Sellers are aware, the Trade Marks of the Company are valid and the Company does not infringe upon any Intellectual Property of any person or in which any person has an interest.

11.	COMPLIANCE WITH LAWS

11.1	So far as the Sellers are aware, the Company is in compliance in all material respects with all Applicable Laws that apply to the business, properties or assets of the Company.

11.2	The Company is not alleged to be in material violation or default of any Applicable Laws, relating to or affecting the operation, conduct or ownership of the property or business of the Company.

11.3	Except as otherwise specified in the Disclosure Letter the Company has not received nor is it aware of any material complaint, order, directive, claim, citation or notice from any authority with respect to any matter of the Company’s compliance with the relevant environmental, health and safety laws and regulations in effect in the Ukraine such as without limitation, air emissions, discharges to surface water, noise emissions, solid or liquid waste disposal of toxic or hazardous substances or waste.

12.	LICENCES AND CONSENTS

12.1	So far as the Sellers are aware, the Company has all material licences (including statutory licences), consents, approvals and authorisations necessary to carry on its Business as it does at present.

12.2	So far as the Sellers are aware, as of the date hereof there are no facts that might result in the revocation, suspension or modification of any of those licences or consents or prejudice their renewal.

13.	AFFILIATE CONTRACTS

13.1	Except as disclosed in the Disclosure Letter, since the Accounts Date neither the Sellers nor the Other Participants nor any of their respective Affiliates have been a party to any outstanding agreement or arrangement for the provision of finance, goods, services or other facilities to or by the Company or in any way relating to the Company, or the Company’s affairs.

13.2	From 1 January 2006 to the date hereof, all agreements, if any, between the Company on the one hand and the Sellers, the Other Participants and their respective Affiliates on the other hand were conducted on terms materially consistent with market rates.

14.	INSOLVENCY

14.1	The Company has not stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any relevant jurisdiction.

14.2	So far as the Sellers are aware, no circumstances have arisen which entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned in paragraph 14.1 above in any relevant jurisdiction.

15.	INSURANCE

15.1	The Disclosure Letter sets forth a list of all insurance policies with annual premiums in excess of US$200,000 (two hundred thousand), all of which policies are valid and in full force, the premiums of which have been paid in full and there are no claims outstanding in excess of US$200,000 (two hundred thousand) under any such policies.

16.	EMPLOYMENT

16.1	The Company is in material compliance with all Applicable Laws relating to employment, including without limitation those relating to wages, hours, unfair employment practices, discrimination, immigration, payment of social security and similar taxes.

16.2	There are no representation questions, arbitration proceedings, labour strikes, slowdowns or stoppages or other labour troubles pending or, so far as the Sellers are aware, threatened with respect to the employees of the Company.

16.3	The Company has not granted or otherwise promised any golden parachutes or similar remuneration including severance payments, stock options, or a bonus, to any manager or director of the Company in the event of (i) a change of control in the Company or (ii) the (forced) resignation, leaving office or retirement of such manager or director. The Company is not, and has never been, a party to any pension plan other than the statutory pension scheme of the Ukraine.

17.	PRODUCT LIABILITY

17.1	The Company has not manufactured, sold or supplied or, so far as the Sellers are aware, been supplied with or agreed to purchase any products or services which are or were faulty or defective or which do not comply with any warranties or, representations expressly or impliedly made by the Company or with any Applicable Laws.

17.2	So far as the Sellers are aware, the Company has not manufactured, sold or supplied or been supplied with or agreed to purchase any products or services which are or were faulty or defective or which do not comply with any warranties or representations expressly or impliedly made by the Company or with any Applicable Laws.

18.	ENVIRONMENTAL MATTERS

18.1	So far as the Sellers are aware, the Company’s facilities have been maintained in compliance with all Applicable Laws, as they exist on the date hereof, that (i) regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, handling or disposal of hazardous, toxic or otherwise dangerous substances, wastes or materials (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air (including any restrictions concerning foul or noxious odors), wildlife, plants or other natural resources, or the health and safety of persons or property, including without limitation protection of the health and safety of employees or (ii) impose liability with respect to any of the foregoing (collectively, “Environmental Laws”).

18.2	In the past 3 (three) years, the Company has not received any written notice at any time that it is or was claimed to be in violation of or in non-compliance with the provisions of any Environmental Law with respect to the operation of the Business;

18.3	There is not now pending or, so far as the Sellers are aware, threatened, any action against the Company with respect to any Release or mishandling of any Hazardous Substance in the operation of the Business;

18.4	So far as the Sellers are aware, the Company does not and has not used, generated, treated, stored, transported, disposed of or handled any Hazardous Substance, except in compliance in all material respects with all Environmental Laws;

18.5	The Company’s current release and disposal of waste water from its facilities complies with existing Environmental Laws in all material respects.

19.	UTILITIES

19.1	So far as the Sellers are aware, the Company’s current use of water, electricity, gas, sewage and waste water does not exceed the amount permitted or approved by the respective provider of such utilities. Since the Accounts Date, inadequate utilities or poor utility service have not been a cause of any continuing stoppage or delays in the operations of the Business. The Company has not received written notice from any provider of utilities of any existing matter that could reasonably be expected to cause any continuing stoppage or delays in the operations of the Business.

19.2	So far as the Sellers are aware, all water used in the production process of the Business meets or exceeds (i) the minimum internal quality standards required by the Company, and (ii) the Ukrainian, local or other governmental quality standards applicable to the Business.

20.	NO REPRESENTATIONS OR OTHER WARRANTIES

20.1	Except for the Warranties contained in this Schedule 3, neither the Sellers nor any other person or entity acting on behalf of the Sellers, makes any representation or warranty, express or implied.

SCHEDULE 4
LIMITATIONS ON SELLERS’ LIABILITY
1.	MAXIMUM LIABILITY OF SELLERS

1.1	The total amount of the Sellers’ liability under this Agreement is limited to an amount equal to the Retention Amount, save in respect of a Claim in relation to a breach of (i) the Title Warranties, (ii) Clause 7.2.11, (iii) Clause 15.1 and (iv) paragraph 5.4.3 of Schedule 3 in which case the total aggregate liability of the Sellers for all or any breaches of the Title Warranties shall be limited to the Purchase Price less any amount paid in relation to a Claim under this Agreement.

1.2	The Sellers’ liability in respect of any Claim in relation to a breach of the Title Warranties shall be joint and several. The amount of the liability for each of the Sellers in respect of any other Claim shall not exceed such proportion of the amount of the Claim as set out against each of their names in column 4 of Schedule 2.

2.	THRESHOLDS FOR SELLERS’ LIABILITY

2.1	The Sellers
2.1.1	shall not be liable for any individual Claim, unless the amount of the Claim, or series of related Claims, exceeds US$200,000 (two hundred thousand) (and, for the avoidance of doubt, where a number of Claims arise from the same or similar facts or circumstances, such Claims shall be aggregated for the purposes of the aforementioned threshold); and

2.1.2	will only be liable in respect of a Claim once the total amount of all Claims exceeds US$6,000,000 (six million), in which case the Buyers are entitled to claim the whole of such sum and not merely the excess, provided that this paragraph 2.1 shall not apply to any Tax Claim, a Claim in relation to the Title Warranties, or any claim for a breach of Clauses 7.2 or 15.1 of the Agreement or Clause 5.4.3 of Schedule 3.
3.	TIME LIMITS FOR CLAIMS

Except for claims related to the Title Warranties, the Sellers will only be liable in respect of a Claim if the Buyers have served a notice on the Sellers on or before (i) the date falling 18 (eighteen) months after the Completion Date with respect to a Claim which is not a Tax Claim or a breach of the covenants set forth in Clause 15.1 of the Agreement; and (ii) the date falling 36 (thirty-six) months after the Completion Date with respect to any Tax Claim or a breach of the covenants set forth in Clause 15.1 of the Agreement, which notice sets out the nature of the Claim in reasonable detail, including the Buyers’ then best estimate of its amount. The Title Warranties survive indefinitely.

4.	COMMENCEMENT OF PROCEEDINGS

4.1	Any Claim other than a Contingent Claim shall (if it has not previously been satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of such Claim have been commenced by the Buyers in accordance with

Clause 27 within 6 (six) months of notification to the Sellers in accordance with paragraph 3 of this Schedule 4 and such legal proceedings are being pursued with reasonable diligence.
4.2	If the circumstances giving rise to the Claim are such that the resulting loss suffered or which may be suffered is contingent (a “Contingent Claim”) then any such Contingent Claim will be deemed to be withdrawn on either:
4.2.1	the date falling 12 (twelve) months after the expiry of the relevant time limit applicable to such Contingent Claim as stipulated in paragraph 3 of this Schedule 4, if such loss is still contingent at that date provided that this paragraph 4.2.1 shall not apply to any Contingent Claim (including, for the avoidance of doubt, any Tax Claim that is a Contingent Claim) which is contingent due to proceedings relating to such loss being pending before any competent Governmental Entity (including, for the avoidance of doubt, any Tax Authority); or

4.2.2	if such loss ceases to be contingent (and the Contingent Claim thereby becomes an actual Claim), the date falling 6 (six) months from the date on which such loss ceased to be contingent, unless legal proceedings in respect of such Claim have been commenced by the Buyers in accordance with Clause 27 within such period and such legal proceedings are being pursued with reasonable diligence.
5.	NO DOUBLE RECOVERY

The Sellers will not be liable under a Claim to the extent that the loss that is the subject of the Claim has already been fully recovered in respect of another Claim.

6.	ACTS OR OMISSIONS BEFORE COMPLETION

The Sellers will not be liable under a Claim which arises solely because of any act or thing done or omitted to be done at any time before Completion with the express permission of the Buyers under Clause 6 (the Buyers having been provided with all relevant information about the consequences of such act or omission before giving such permission).

7.	RECOVERY FROM THIRD PARTIES

7.1	If the Sellers pay in full the amount payable to the Buyers in respect of a Claim and the Buyers or the Company subsequently recovers from a third party (including an insurer) an amount which relates to the matter that gave rise to that Claim, the Buyers must notify the Sellers and:
7.1.1	if the amount paid by the Sellers to the Buyers is less than the amount recovered from the third party (after deduction of costs and expenses incurred in obtaining that recovery including any incremental increase of insurance premiums under insurance policies taken out by the Company in effect as of Completion or subsequently renewed to the extent such increase is attributed to such Claim and less any Tax related to that recovery), the Buyers must pay the Sellers an amount equal to the amount that the Sellers paid to the Buyers; or

7.1.2	if the amount paid by the Sellers to the Buyers is more than the amount recovered from the third party (after deduction of costs and expenses incurred in obtaining that recovery including any incremental increase of insurance premiums under insurance policies taken out by the Company in effect as of Completion or subsequently renewed to the extent such increase is attributed to such Claim and less any Tax related to that recovery), the Buyers must pay the Sellers an amount equal to the amount recovered from the third party (after deduction of costs and expenses incurred in obtaining that recovery including any incremental increase in insurance premiums under insurance policies in effect as of Completion or subsequently renewed to the extent such increase is attributable to such Claim and less any Tax related to that recovery).
7.2	The Sellers will not be liable in respect of a Claim to the extent that the Buyers or the Company have recovered under a policy of insurance or from another third party an amount (after deduction of costs and expenses incurred in obtaining that recovery including any incremental increase in insurance premiums under insurance policies in effect as of Completion or subsequently renewed to the extent such increase is attributable to such Claim and less any Tax related to that recovery) which relates to the matter that gave rise to the Claim.

8.	REMEDY

The Sellers shall not be liable in respect of any Claim which is capable of remedy except to the extent that the relevant breach remains unremedied after the expiry of 30 (thirty) days following receipt by the Sellers of a written notice from the Buyers giving full particulars of the relevant breach and requiring it to be remedied.

9.	PRIOR RECOGNITION

None of the Sellers shall be liable in respect of a Claim to the extent of:
9.1.1	any amount which is included as a liability in or is otherwise reflected in respect of the subject matter of such Claim; or

9.1.2	any amount by which the valuation of any asset has been reduced to take account of the subject matter of such Claim, in either case, in the Accounts.
10.	MATTERS ARISING SUBSEQUENT TO THIS AGREEMENT

No Seller shall have any liability in respect of any Claim in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance and any Losses arising therefrom, to the extent that such Claim is attributable to, or arises as a result of, or is increased by:
10.1.1	any voluntary act, omission or transaction carried out by or at the request of or with the consent of the Buyers or the Company or any of their respective directors, employees, agents or advisors or any of their successors in title or assigns on or after Completion except if such action is taken in order to comply with the law or a contractual obligation of the Company in existence at the date hereof;
10.1.2	anything expressly provided to be done or omitted to be done pursuant to this Agreement or any document referred to herein; or

10.1.3	any change in Applicable Law after the date of this Agreement including, for the avoidance of doubt, in Environmental Law, (or any change in the interpretation of Applicable Law) or in administrative practice of any Governmental Entity (including, without limitation, of Tax Authority) provided that between the date hereof and Completion where the Sellers respectively the Company have employed reasonable commercial efforts to comply with the change; or

10.1.4	any change after Completion in the Tax or accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets of the Company from those used in preparing the Accounts (unless such change is a result of such prior bases, policies, practices or methods being noncompliant with Applicable Law prior to the Accounts Date), or any increase in the rates of Tax or any imposition of Tax not in effect at the date of this Agreement or any withdrawal after the date of this Agreement of any practice or extra-statutory concession previously published by a Tax Authority (whether or not purporting to be retrospective in whole or in part); or

10.1.5	the failure or omission by the Company or the Buyers to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing under the provisions of any enactment or regulation relating to Tax after Completion, the making, giving or doing of which was taken into account in computing the provision or reserve for Tax in the Accounts; or

10.1.6	the winding-up of the Company or any winding-up or cessation after Completion of any trade or business carried on by the Company or effecting a major change after Completion in the nature or conduct of any trade or business carried on by the Company; or

10.1.7	any claim, election, surrender or disclaimer made or notice or consent given after Completion by the Buyers, the Company or any Affiliate of either Buyer under the provisions of any enactment or regulation relating to Tax other than any claim, election, surrender, disclaimer, notice or consent assumed to have been made, given or done in the Accounts; or

10.1.8	the rate of Tax to which the Company is liable increasing as a result of the Company becoming owned by the Buyers; or

10.1.9	any breach or non-fulfillment by the Buyers of any of its obligations under this Agreement; or

10.1.10	any failure by the Buyers at any time, or the Company after Completion to pay any Tax properly due by it.

11.	FINALLY DUE AND PAYABLE

No Seller shall be liable to make any payment in respect of any Claim which arises as a result of an action by a third party, which Claim constitutes a breach of Warranty, unless and until the Buyers respectively the Company have become finally liable to make payment to the third party in respect of any corresponding liability.

12.	MITIGATION AND TAX RELIEFS

12.1	Nothing in this Schedule 4 affects any legal duty of the Buyers or the Company to mitigate its loss.

12.2	The Sellers shall not be liable under this Agreement in respect of any Claim to the extent that the Company or the Buyers reduce the amount of the Claim, or could have reduced the amount of such a Claim had the Company and/or the Buyers used commercially reasonable efforts to do so, in either case through the utilisation of any Relief.

12.3	The Sellers shall not be liable to make a payment in respect of any Claim under this Agreement to the extent that any saving of Taxation or any other Relief has been or, if commercially reasonable efforts were to be made to do so, may be obtained or enjoyed by the Company, by the Buyers or by any Affiliate of the Buyers by reason of any of the matters giving rise to such Claim.

12.4	All payments made in satisfaction (in whole or in part) of any Claim shall be treated as an adjustment to the Purchase Price.

13.	GENERAL

13.1	The Sellers will not be liable for any indirect or consequential loss incurred by the Buyers in respect of a Claim.

13.2	Except for Claims under Clause 15, the Sellers will not be liable for any loss of profit incurred by the Buyers in respect of a Claim.

SCHEDULE 5
NEW CHARTER

“APPROVED”

By the Meeting of Participants of

LLC «SANDORA»

Minutes No. [___]
of [___], 2007
CHARTER
(revised edition)
LIMITED LIABILITY COMPANY
«SANDORA»
Mykolayiv City
2007

CHARTER OF
LIMITED LIABILITY COMPANY “SANDORA”
(hereinafter referred to as “the Company”)
ARTICLE 1.
GENERAL PROVISIONS
1.1	This Charter of LIMITED LIABILITY COMPANY “SANDORA” (hereinafter referred to as “the Charter”) govern the issues related to the activities of LIMITED LIABILITY COMPANY “SANDORA” which was established by the following founders:

CJSC “Sandora”, a company organized and existing under the laws of [ ], with registered number [ ], with its registered office at [ ];

and

CJSC “Tetra Trading”, a company organized and existing under the laws of [ ], with registered number [ ], with its registered office at [ ] (hereinafter jointly referred to as “the Founders” and each separately referred to as “the Founder”).

1.2	As of the date of registration of this Charter the following entities will be the Participants of the Company:

PepsiAmericas, Inc., a company organized and existing under the laws of [ ], with registered number [ ], with its registered office at [ ];

PepsiCo, Inc., a company organized and existing under the laws of [ ], with registered number [ ], with its registered office at [ ];

Bezzub Marina, citizen of Republic of Lithuania, bearer of the passport No. 20273632 issued on May 30, 2003, residential address: Republic of Lithuania, Vilnius Region, Zuyunu District, Gineitishkiu Village, 25 Alivu Street, Identification No. 3192721680 (hereinafter referred to as «Bezzub M.»),

Tumenaite Agne, citizen of Republic of Lithuania, bearer of the passport No. 20262708 issued on May 20, 2003, residential address: Republic of Lithuania, Vilnius City, 36 Zhelvos Street, Identification No. 3187423529 (hereinafter referred to as «Tumenaite A.»),

(hereinafter jointly referred to as “the Participants” and each separately referred to as “the Participant”).

Any entity, which may, anytime in the future, enter the Company, as provided in this Charter and in the applicable Ukrainian legislation, shall hereinafter be referred to individually as the “Participant” or jointly with the others as the “Participants”.

1.3	This Charter was approved by the Participants subject to such laws and statutory acts that may govern the issues of establishment and activities of limited liability companies in Ukraine as of the date of signing this Charter.

1.4	The Company was established as limited liability company on the grounds of decision of General Meeting of Founders dated September 25, 1998.

1.5	The Company is the legal successor of following legal entities:

Joint Ukrainian and Lithuanian Venture — Joint-stock Company «Sandora Corporation» registered on September 28, 1995 by Zhovtnevyy District People’s Deputies Council (Decree No. 433-P register record No. 45, Certificate No. 22430008),

Subsidiary Company «Sandora Agro» registered on November 10, 1999 by Zhovtnevyy District State Administration of Mykolayiv Region, register record No. 1511200000000029, Entity Code 30613533,

Subsidiary Company «Vyna Oksamyta» registered on April 25, 2003 by Zhovtnevyy District State Administration of Mykolayiv Region, register record No. 1 511120 0000 0000 25, Entity Code 32352044, and

Subsidiary Company “Mykolayiv Baby Food Factory” registered on July 01, 2003 by Zhovtnevyy District State Administration of Mykolayiv Region, register record No. 1 511 120 0000 000018, Entity Code 32352081.

Subsidiary Company «Sandora Trans» registered on October 29, 1999 by Zhovtnevyy District State Administration of Mykolayiv Region, register record No. 1 511 120 0000 000027, Entity Code 30489703.

1.6	Full name of the Company:
–	In Ukrainian: TOVARYSTVO Z OBMEZHENOYU VIDPOVIDALNISTYU «SANDORA».

–	In Russian: OBSHCHESTVO S OGRANICHENNOY OTVETSTVENNOSTYU «SANDORA».

–	In English: LIMITED LIABILITY COMPANY “SANDORA”.

Abbreviated name of the Company:

–	In Ukrainian: TOV «SANDORA».

–	In Russian: OOO «SANDORA».
–	In English: LLC “SANDORA”.
1.7	Location of the Company:
–	Legal Address: 57262 Ukraine, Mykolayiv Region, Zhovtnevyy District, Mykolayivske Village.

–	Mailing Address: 54028, Ukraine, Mykolayiv City, 17 Novozavodska Street.
1.8	The Company is established for unlimited period.

1.9	Ukrainian language is the official language of the Company. Russian and Ukrainian languages are the working languages of the Company.

ARTICLE 2.
LEGAL STATUS OF THE COMPANY
2.1	The Company becomes the legal entity from the moment of state registration: it owns separate property by the right of ownership and other rights, has own balance, settlements, currency and other accounts in banks, seal with full name of the Company and identification code, corner and other stamps, trademark, letterhead and other elements that may be essential for economic transactions carried out by the Company. The Company may own trade and service marks (trademarks) registered in accordance with the applicable procedure, commercial (corporate) name and other objects of intellectual property rights in the field of economic activities of the Company.
2.2	The Company may establish subsidiary companies, branches and representatives acting on behalf of the Company and on the grounds of provisions approved by the Meeting of Participants, both in Ukraine and abroad.
2.3	The Company may be a Participant/shareholder in business companies, groups of companies, consortiums, associations and other voluntary associations.
2.4	Participants of the Company bear no liability for the obligations of the Company and bear the risk of expenses arising from the activities of the Company within the limits of their contributions. The Participants of the Company that have not made their contribution in full are held liable for the obligations of the Company jointly, within the limits of such non-paid contribution of each Participant.
2.5	The Company bears no liability for the obligations of the State and the State bears no liability for the obligations of the Company.
2.6	The Company bears liability for its obligations with all property owned by it provided that this property may be the subject of levy execution in accordance with legislation.
2.7	The Company is not liable for the obligations of its subsidiary companies, and these companies are not liable for the obligations of the Company.
2.8	With the purpose of corporate objective of the company and the subject of activities determined by the Article 3 of this Charter the Company has the right to carry out any type of activity permitted by the legislation of Ukraine and, without limitation of foregoing, the company is entitled (as far as it complies with current legislation of Ukraine):
2.8.1	Purchase share(s) in any company or legal entity and participate in establishment, management, supervision or control of any Company or legal entity;

2.8.2	Purchase, acquire and own shares, bonds, debentures, obligations and securities issued by any Ukrainian of foreign legal entity or public institution in compliance with current legislation of Ukraine;

2.8.3	Sell, improve, manage, develop, exchange, lend, pledge or dispose of any part of property, assets of rights of the Company;

2.8.4	Sell and transfer to other companies, institutions, organizations, exchange, lend, render for temporary use with no charge, or on loan basis any buildings, constructions, equipment, means of transport, inventory, raw materials and other tangible assets owned by the Company and to transfer them from the balance;

2.8.5	Purchase, receive from cession, granting, rent or otherwise acquire property or property rights from companies, institutions and organizations and from natural persons;

2.8.6	Apply for license for acquisition, purchase or otherwise acquire, use, transfer, sell and generally operate with patents, patent rights, trade and service marks (trademarks), designs and any other intellectual property objects;

2.8.7	Purchase (in whole or in part) business, goodwill or property of any natural person or legal entity;

2.8.8	Independently participate in foreign-economic activities necessary with the purpose of objective and subject of activities determined by the Article 3 of this Charter;

2.8.9	Advertise, organize, carry out and participate in exhibitions, seminars, workshops, symposiums and other events, and to participate in trade fairs of any kind, both in Ukraine and abroad;

2.8.10	Take obligations under credits both in convertible currency and in hryvnas, received from Ukrainian and foreign banks, financial institutions, and other Ukrainian or foreign banks, financial institutions and other Ukrainian and/or foreign entities and guarantee reimbursement of any loaned or borrowed funds with all or any part of Company’s property and assets;

2.8.11	Conclude contracts, agreements and other transactions on its behalf with Ukrainian and foreign associations, enterprises, joint-stock companies, organizations, unions, institutions, cooperative societies, corporations, companies and other legal entities and natural persons, including but not limiting to export and import transactions and other legal operations of any kind, that are connected with purchase, sale, licensing, rendering managerial services, crediting, contracting, construction, servicing, warranty, surety commitment, agency activities, employment assistance, barter, commission, joint activities, transportation and storage etc.;

2.8.12	Build, purchase, dispose, sell, lease or rent movable and real property of any kind, including acquiring the tenant right and/or title for land, buildings and constructions (or their parts) in compliance with current legislation of Ukraine;

2.8.13	acquire (or acquire the right of use of) material and non-material rights and provide legal protection of all rights and interests owned by the Company;

2.8.14	act as plaintiff and respondent at any courts, economical courts, arbitration courts and/or international arbitrage and conclude amicable settlement agreements;

2.8.15	open and operate bank accounts in Ukraine and abroad, in hryvnas and in foreign currency;

2.8.16	transfer information within the territory of Ukraine and abroad via written correspondence, telegraph, facsimile, phone, e-mail and other means of communication;

2.8.17	issue, sign, execute and discount promissory notes, bills of lading, securities and other documents that may be purchased and transmitted;

2.8.18	appoint with full or limited powers, agents, attorneys and other persons or companies for execution and completion of any objectives of the Company on the grounds of the power of attorney as provided by this Charter;

2.8.19	amalgamate with any other company;

2.8.20	render assistance to the Company and/or its separate subdivisions in registration and recognition of the Company outside registered location and in any foreign state or place;

2.8.21	exchange hryvnas in any foreign currency and vice versa, in compliance with current legislation of Ukraine;

2.8.22	carry out all and any kinds of activities determined by this Charter as the grantor, agent, attorney, contractor or otherwise;

2.8.23	carry out any kinds of economic activities permitted by the current legislation of Ukraine.
2.9	The Company exists on the grounds of operative, administrative and legal independence and operates on the grounds of self-support, on its behalf and on behalf of its Participants.

2.10	The company is governed by the current legislation of Ukraine and this Charter.
ARTICLE 3.
SUBJECT AND OBJECTIVES OF ACTIVITIES
3.1	Major objectives of the Company is receiving of profit from activities specified in the Article 3.2 below, realization of programs for Company’s development on the grounds of received profits and satisfaction of social and economical interests of the Participants.
3.2	Subject of Company’s activities is as follows:

3.2.1	Manufacture and sale of juices, nectars, other soft drinks and spirits, wine, wine-based, strong and low-alcohol drinks, beer, spirit, liqueur and cognac drinks;

3.2.2	Growing, gathering, transportation, storage, processing and sale of agricultural products;

3.2.3	Manufacture and sale of baby food;

3.2.4	Manufacture of industrial, scientific and consumer goods;

3.2.5	Trading, intermediate training, procurement, distributional activities, retail trade;

3.2.6	Purchase of production goods for own needs at own expense and for rent (lease);

3.2.7	Acquisition of receivables arising from supply of goods and rendering services, rendering and utilizing services in factoring;

3.2.8	Rendering and utilizing services in storage including services of consignment and license customs warehouse;

3.2.9	Activities of customs broker;

3.2.10	Domestic and international passengers and cargos transportation by air, river, sea, railroad and motor transport, agency services and chartering of commercial sea fleet;

3.2.11	Car service;

3.2.12	Purchase and sale of transport means;

3.2.13	Investment and holding activities;;

3.2.14	Export and import transactions;

3.2.15	Manufacture and sale of oil products and chemical substances;

3.2.16	Gathering, processing and sale of wastes;

3.2.17	Manufacture and sale of medicines, medical practice;

3.2.18	Publishing activities;

3.2.19	consulting, legal, informational services in the field of financial, economic and business activities;

3.2.20	innovational (promotional) activities;

3.2.21	services in computer programming and know-how;

3.2.22	services in the field of tourism, organization of recreation and hotel industry;

3.2.23	services in marketing and engineering;

3.2.24	services in advertising;

3.2.25	personal services and services in lease and hire;

3.2.26	protection of state, collective and private property, body-guarding;

3.2.27	repair, installation and other activities in the servicing of automation equipment and mechanical appliances;

3.2.28	development and carrying out of expert examination of design and estimate documentation for construction projects etc.;

3.2.29	construction activities (survey and design works for construction, building of supporting framework and enclosing structures, construction and installation of utility and transport networks), construction and repair activities, restoration activities;

3.2.30	organization and holding of expositions, exhibitions, tenders, selling exhibitions, auctions, conferences, seminars, cultural and sports and leisure events;

3.2.31	organization, operation and servicing of catering enterprises, including restaurants, cafés etc.;

3.2.32	making, hire and servicing of movies, video and photo products: establishment, operation and servicing of cinemas, video and photo outlets;

3.2.33	establishment and operation of gambling houses, organization of gambling games, organization of lottery games etc.;

3.2.34	charitable activities;

3.2.35	transaction in currency exchange in compliance with current legislation;

3.2.36	geological survey of subsurface resources, including research and industrial mining activities on national level on the grounds of corresponding permit (license);

3.2.37	activities in storage, transportation, purchase, delivery of permitted precursors indicated in the List of narcotic substances, psychotropic agents and precursors approved by the Decree of the Cabinet of Minister of Ukraine on May 6, 2000, No. 770 in the Table 4, List 2, on the grounds of corresponding permit (license);

3.2.38	shareholding in other Ukrainian or foreign legal entities of any kind (including joint stock companies and limited liability companies) as a shareholder or Participant;

3.2.39	rendering all services and carrying out of any activities in any manner connected or necessary with the purpose of the objective and the subject of activities as determined by this Charter;

3.2.40	other activities that are supportive and necessary with purpose of objectives and subject determined in this Article 3 and any other activities that are not prohibited for the Company by the current legislation of Ukraine as it may be time to time approved by the Meeting of Participants.
3.3	The Company will carry out any of above-mentioned activities only upon issuance of license, registration or any other state permit in the order prescribed by current legislation of Ukraine provided that such activities require the issuance of such permit or license or state registration.
ARTICLE 4.
RIGHTS AND OBLIGATIONS OF COMPANY PARTICIPANTS
4.1 Each of the Company Participants is entitled to:
4.1.1	Participate in management of the business of the Company in the order established by current legislation of Ukraine and the Article of Association of the Company;

4.1.2	Participate in allocation of profits of the Company and receive the share in profit (dividends). Each Participant’s right for share in profit (dividends) is proportional to the share held by each Participant as of commencement of dividends payment;

4.1.3	Receive all information regarding the activities of the Company;

4.1.4	Claim for consideration of the question that was put by him at the Meeting of Participants provided that such question was put not later than in 25 days before the opening of the meeting;

4.1.5	Appoint and recall official representative at the Meeting of Participants;

4.1.6	Sell or otherwise dispose his share (part of a share) in Statutory Fund (as it is determined below) of the Company to one or several Participants of the company or to third party in the order established by the current legislation and this Charter;

4.1.7	Withdraw from the Company in the order prescribed by the current legislation.
4.2	Participants of the Company are obliged to:
4.2.1	Observe the provisions of this Charter and implement the decisions of the Meeting of Participants;

4.2.2	Perform duties arising from their Participantship in the Company including those connected with their material participation and make contributions at the amount, in the order and in the way determined by the Charter of the Company, participate in Meetings of Participants of the company and vote on agenda items;

4.2.3	Not to disclose commercial secret and confidential information on the activities of the Company;

4.2.4	Provide the information necessary for solving separate issues of Company’ activities;

4.2.5	Render assistance to the Company in its activities.
4.3	Participant of the Company may apply to the court with the statement of claim on invalidation of decisions made by the Meeting of Participants with violation of current legislation.
ARTICLE 5.
PROPERTY, STATUTORY CAPITAL (FUND) OF THE COMPANY. OTHER FUNDS
5.1	The Company is the owner of:
–	Property transferred to it by the Participants of the Company as their contribution to the Statutory Fund;

–	Products manufactured by the Company as the result of its economic activities;

–	Received profits;

–	Other property acquired by the Company on the grounds that are not prohibited by the current legislation of Ukraine.

Risks of accidental loss or damage of property owned by the Company is borne by the Company.
5.2	Sources of formation of property owned by the Company:
–	Monetary and property contributions of the Participants;

–	Profits received from sale of products and proceeds of other economic activities of the Company;

–	Profits from securities and participation in other business companies;

–	Loans rendered by banks and other creditors;

–	Capital investments and transfers from the budget;

–	Purchased or otherwise acquired property of other companies and organizations;

–	Free or charitable contributions of organizations, enterprises and natural persons;

–	Other sources not prohibited by the current legislation of Ukraine.
5.3	The Company may own buildings, constructions, machinery, equipment, means of transport, securities, information, scientific, engineering, technological designs, other property and property rights including the rights for intellectual property.

5.4	In order to support the activities of the Company, the Company creates statutory capital (fund) (hereinafter referred to as “Statutory Fund”) at the account of contributions of founders and Participants of the Company. Total amount of Statutory Fund makes 60 000 000 (sixty million) hryvnas.
5.5	Total amount of each Participant’s share as of the date of the registration of this Charter makes:

PepsiAmericas, Inc. — 40 percents in Statutory Fund of the Company; and

PepsiCo, Inc. — 40 percents in Statutory Fund of the Company;

Bezzub M. — 10 percents in Statutory Fund of the Company;

Tumenaite A. — 10 percents in Statutory Fund of the Company;

5.6	After the contributions to the Statutory Fund were paid in full by all the Founders and Participants, the amount of Statutory Fund may be increased from time to time by making additional contributions by the Participants of the Company subject to the decision made by the Meeting of Participants.

5.7	Increase of Statutory Fund may be carried out after full payment of all contributions by the Participants.

5.8	Additional contributions to the Statutory Fund may be made in monetary form and/or in the form of securities, shareholding, property (including buildings, land, equipment and other inventory holdings), property rights (including title on land, water and other natural resources, property rights for inventions and “know-how”) and other alienated rights that have monetary value.

5.9	The Participants make their additional contributions to the Statutory Fund in monetary form (hereinafter referred to as “Monetary Contributions”) in following cases: (a) when such contributions are paid in hryvnas to the bank account open by the Company or on behalf of the Company, or (b) such contributions are paid in foreign currency to the bank account open by the Company or on behalf of the Company. Monetary Contributions are considered to be received as of the date when these contributions were credited to the bank accounts of the Company. The Company shall immediately confirm the receipt of contributions to the Participants and send copies of bank documents confirming the receipt of contributions to each Participant.

5.10	Value of Monetary Contributions in hryvnas is calculated at the exchange rate of Euro (or US Dollar) and Hryvna as established by the National Bank of Ukraine as of the date when corresponding decision regarding increase of Statutory Fund was made by the Participants of the Company.

5.11	Additional contributions in kind (hereinafter referred to as “Contributions in Kind”) are made by the Participants by signing the Acceptance Certificate, which is signed by the Company and the Participant that makes such additional contribution. Monetary value of Contributions in Kind is carried out by the Participants and is subject to independent evaluations in cases prescribed by the law.

5.12	All contributions made to the Statutory Fund are transferred to the exclusive ownership of the company subject to provisions of this Article 5.

5.13	Reduction of Statutory Fund is not allowed if the creditors of the Company raise objections against it.

5.14	Company’s decision on changing the amount of Statutory Fund becomes valid from the date of state registration of corresponding changes in the Charter of the Company.

5.15	The Company creates surplus fund at the amount of 25 percents of Statutory Fund. Surplus fund is created at the account of annual 5-percent deductions from the net profit raised by the Company until the necessary amount is reached, in accordance with the decision made by the Meeting of Participants. This fund is in disposal of the Company.

5.16	The Company may create other funds at the account of its profits, as it is from time to time determined by the Meeting of Participants. The amount and the order of deductions made to such funds are determined by the decision of the Meeting of Participants.
ARTICLE 6.
TRANSFER OF SHARE (PART OF SHARE) IN THE STATUTORY FUND OF THE COMPANY
6.1	Any Participant of the Company is entitled to, by consent of other Participants, sell or otherwise dispose his share (part of share) in the Statutory Fund of the Company, to one or several Participants of the Company or third parties.
6.2	The Participants of the Company will have preferential right for purchase of share (part of share) of the Participant that disposes it, in proportion to their shares in the Statutory Fund of the company or otherwise, as it may be agreed between them at the Meeting of Participants.
6.3	If the Participant wishes to sell, transfer, assign or otherwise dispose the share (part of share) held by him in the Statutory Fund of the Company to any third party and/or other Participant or Company he shall offer this share to other Participants by sending the notice in written form (by the advice-of-receipt post and facsimile) regarding his intention to transfer such share; such notice shall contain information on the amount of share offered for transfer, offered selling price and other essential transfer conditions (hereinafter referred to as «the Offer»).
6.4	The Participants that received the Offer in accordance with the paragraph 6.4 are entitled to exercise their preferential right for purchase of all offered share (or its part) by giving the written notice of acceptance within 30 (thirty) days from the moment of Offer receipt (hereinafter referred to as “The Accept”). Offer and Accept, including the provisions of this Article 6 shall constitute indivisible purchase agreement of the offered share binding on both parties, and the Participant that sells the share (part of the share) undertakes to sell all offered share (or its part) to the Participant who sent the

Accept at the price and on conditions indicated within [90 (ninety)] days from the date of Accept. Should any amount of purchase price indicated in the Offer be not in monetary form, the Participant(s) that setn the Accept will be entitled to pay fair market price of this amount of price as agreed between the parties; should the parties fail to agree this issue, this amount of price will be paid in the order established by the internationally accepted investment bank chosen by the selling Participant and buying Participant.

6.5	Should the Accept by sent by more than one Participant, then the offered share (or its part) will be purchased by such Participants in proportion to their share in the Statutory Fund (excluding the share the selling Participant).

6.6	Should the Participants of the Company fail to exercise their preferential right within one month from the date when the Offer was received or during other term agreed between all Participants, the share (part of the share) will be disposed to third parties on terms and conditions indicated in the Offer.

6.7	Transfer of share (part of share) to the Participants of the Company or to third parties is allowed only after full payment of contribution to the Statutory Fund. The Participant who has not paid his contribution in full may dispose only paid part of his share in the Statutory Fund.

6.8	Should the share or part of share is purchased by the Company, the Company undertakes o to transfer this share to the Participants of third parties within the term that does not exceed one year. Within this period allocation of profits, voting and quorum determination at the Meeting of Participants is carried out excluding the share purchased by the Company.
ARTICLE 7.
ENTRY TO THE COMPANY AND CESSATION OF PARTICIPANTSHIP
7.1	Any person that purchased a share in Statutory Fund becomes the Participant of the Company subject to the current legislation of Ukraine.

7.2	The Participant is entitled to cease being the Participant of the Company and get the amount of his share in the Statutory Fund of the Company and the share in the profits of the Company (determined in proportion as of the date of such cessation) by notification of the Company and the Participants on such cessation not later than in three months before such date.

7.3	If the person ceases being the Participant of the Company, he will be paid the amount of the property of the Company proportional to his share in Statutory Fund. This payment is effected after approval of annual statement for the year when such person ceased being the Participant, within 12 months from the date of cessation. By the request of the Participant and by consent of the Company the contribution if such Participant may be returned to him in kind, partially or in full.

7.4	Cost of the share in the property of the Company proportional to the share of Participant in the Statutory Fund is determined by independent evaluation carried out by professional evaluator appointed by the decision of the Meeting of Participants.

7.5	Share in Statutory Fund of the Company is transferred to the successors of the Participant in cases determined by the legislation.

7.6	Successor of the Participant becomes the Participant of the Company by presenting the certificate of inheritance. After this the Meeting of Participants shall immediately make all corresponding changes to the Charter of the Company. Should the successor refuse to become the Participant of the Company, the share in the property of the Company owned by such Participant will be paid to him in monetary form or in kind in the order provided by the paragraphs 7.3 and 7.4 of this Article.
ARTICLE 8.
ALLOCATION OF PROFITS AND COMPENSATION OF LOSSES
8.1	Upon payment of taxes to the state budget and other mandatory payments and charges in compliance with current legislation, the Company in the person of Meeting of Participants shall allocate the net profit of the Company. In accordance with the decision of Meeting of Participants all or part of net profit raised from the activities of the Company will be distributed among the Participants in proportion to their shares in Statutory Fund, in the order and on conditions established by the decision of the Meeting of Participants.

8.2	Net profit, if allocated, is transferred to the Participants of the Company within 30 (thirty) days from the moment of approval of financial statements of the Company for corresponding financial year. Net profit is paid by bank transfer to the account (accounts) of the Participants in the bank (banks) specified by the Participants or otherwise determined by the Meeting of Participants.

8.3	Any potential losses of the Company are covered at the account of surplus fund. Should the surplus fund will not be sufficient to cover all losses, the Meeting of Participants shall determine other alternative sources for coverage of losses.
ARTICLE 9.
ECONOMIC ACTIVITIES. PERSONNEL OF THE COMPANY
9.1	The Company determines development prospects, plans and carries out its activities independently, proceeding from the demand for products manufactured by it, works, services and necessity for industrial and social development of the Company, increase in earnings.
9.2	The Company sells its products, property at the prices and tariffs that are fixed by it independently or on contract basis, or at state prices and tariffs in cases provided by current legislation.

9.3	The Company carries out current accounting and business accounting of the result of its activities, keeps statistical accounting in compliance with current legislation.
9.4	The Company determines the forms, systems and rates of labor remuneration and other types of its employees’ income independently, in the order prescribed by the current legislation of Ukraine. The Company independently determines the fund of labor remuneration without limitations on the part of state institutions.
9.5	All persons who participate in the activities of the Company on the grounds of labor agreement (contract) and other documents that control labor relations constitute the labor collective of the Company.
9.6	Labor collective of the Company has rights and obligations in the order prescribed by the current legislation of Ukraine.
9.8	Social and labor rights of the Company’s employees are guaranteed by the current legislation of Ukraine.

9.9	The Company is entitled to create additional labor and social benefits for its employees.
ARTICLE 10.
FOREIGN ECONOMIC ACTIVITIES
10.1	The Company is entitled to carry out foreign economic activities independently; these activities are governed by the current legislation of Ukraine.
10.2	In cases provided by the current legislation of Ukraine the Company obtains licenses for fulfillment of specific contracts with approved nomenclature of goods, products, services.
10.3	In foreign economic activities the Company enjoys all the rights of foreign economic entity granted by the current legislation of Ukraine.
ARTICLE 11.
MANAGERIAL AND CONTROL BODIES OF THE COMPANY
11.1	Managerial bodies of the Company are:
–	General meeting of Company Participants (hereinafter referred to as “General Meeting”);

–	Company Directorate (hereinafter referred to as “Directorate”).
11.2	The General Meeting shall establish an audit commission (hereinafter referred to as “Audit Commission”) to review the financial activities of the Company. The Participants of the Audit Commission and the scope of the Audit Commission’s activities shall be as determined by the General Meeting and the applicable Ukrainian legislation. Control of the activities of the Company, subject to the decision of the Meeting of Participants, is carried out by the auditing firm by way of audit.

ARTICLE 12.
MEETING OF PARTICIPANTS.
12.1	Meeting of Participants is the supreme body of the Company. Meeting of Participants is responsible for determination of general direction and strategy of the Company’s activities, approval of major decisions regarding the policy of the Company and for examination of financial activities and operating rate of the Company.
12.2	Meeting of Participants consists of the Participants of the Company or representatives appointed by them. Representative has the right to represent the Participant by virtue of his position or on the grounds of valid power of attorney. Representatives of the Participants may me permanent or may be appointed for certain term. The Participant is entitled to change his representative at the Meting of Participants by way of written notification sent to the Company and other Participants.
12.3	Participant of the Company is entitled to transfer his powers at the Meeting of Participants to other Participant or representative of other Participant.
12.4	Participants of executive bodies not being the Participants of the Company may participate in the Meeting of Participants with the right of casting vote.
12.5	Number of votes of each Participant at the Meeting of Participants is determined in proportion to the share held by him in the Statutory Fund as follows: 1 percent in the share capital is equal to 1 vote.
12.6	Participants (their representatives) that take part in the Meeting of Participants are registered with indication of the number of votes that may have each Participant.
12.7	Person holding shares in the Statutory Fund of the Company as of the date of Meeting of Participants are entitled to participate in this Meeting.
12.8	Meeting of Participants may make decisions in respect of all issues connected with the activities of the Company including those transferred by the Meeting of Participants to the competence of the executive body. Following issues belong to the exclusive competence of the Meeting of Participants:
a)	Determination of major directions of Company’s activities and approval of Company’s plans and reports on their fulfillment;

b)	Amendments and alterations to the Charter, changes in the amount of Statutory Fund of the Company;

c)	Appointment and withdrawal of the executive body of the Company;

d)	Determination of the forms of control over executive body activities, creation and determination of powers for corresponding control bodies;

e)	Approval of annual results of Company activities including its subsidiary enterprises, approval of reports, order of profit allocation, term and order for payment of share in profits (dividends), determination of losses coverage order;

f)	Establishment, reorganization and liquidation of subsidiary enterprises, branches and representatives, approval of their charter and other provisions;

g)	Resolution of issues regarding purchase of Participant’s share by the Company;

h)	Withdrawal of the Participant from the Company;

i)	Determination of amount, form and order for making additional contributions by the Participants;

j)	Making decisions regarding liquidation of the Company, appointment of liquidation committee, approval of liquidation balance;

k)	Appointment of General Director of the Company, Executive Director of the Company, Financial Director of the Company, Commercial Director of the Company, Directors of subsidiary companies;

l)	Making decisions on obtaining of credits for the amounts exceeding 1 500 000 hryvnas;

m)	Making decisions on guarantee for Company’s commitments fulfillment in accordance with the list prescribed by the current legislation of Ukraine, namely: mortgaging of personal property and real estate for the amount exceeding 3 000 000 hryvnas.

n)	Making decisions on disposal of trademarks owned by the Company.

o)	Making decisions regarding disposal of real estate and technological equipment for the amount exceeding 1 500 000 hryvnas.

p)	Performing all other duties which are assigned to the General Meeting by the applicable Ukrainian legislation.
12.9	Other issues may also be referred to the exclusive competence of the Meeting of Participants by the Charter and the law.

12.10	Decisions of the Meeting of Participants are made by simple majority of votes by the present Participants if other is not prescribed by the current legislation.

12.11	Decisions on issues indicated in the subparagraphs «a», «b» and «h» are considered to be made if they were supported by the Participants jointly holding more than 50 percents of the general number of votes.

12.12	Ordinary Meeting of Participants is held not less than twice per business year. Ordinary Meeting of Participants may be held in Ukraine and in other countries, as it is determined by the Meeting of Participants.

12.13	Extraordinary Meeting of Participants is called by the General Director in case when the Company becomes insolvent and in any other case if it requisite for the interest of the Company. Extraordinary Meeting of Participants may be held any time by the request of the Participants jointly holding 10 and more percents of votes, or by the request of the Directorate of the Company with the purpose of solving the issues proposed by such Participants or Directorate and solving other issues in accordance with the current legislation of Ukraine.

12.14	Ordinary and extraordinary Meeting of Participants is called by written notice sent not less than in 30 (thirty) days. Such notices are given in writing and sent to each Participant by facsimile to the numbers indicated by such Participant. Nevertheless, if there is unanimous agreement of Participants in respect of calling of ordinary and extraordinary meetings that was executed as separate minutes indicating information on date, time, place and agenda of next General Meeting of Participants, the notice of meeting may be not sent. Signing the minutes the Participants confirm that they were duly informed about holding of following General Meeting of Participants. Meeting of Participants may be held in the form of conference call.

12.15	General Director of the Company is obliged to make the documents included to the agenda available for the Participants of the Company not later that in 7 days before the Meeting of Participants is called. The decisions on the issues that were not included to the agenda may be made only by consent of all Participants present at the Meeting of Participants. Each Participant is entitled to demand the settlement of any question at the Meeting of Participants provided that such question was placed by him not later that in 25 days before the date of Meeting of Participants.

12.16	Meeting of Participants is considered to be duly constituted if the Participants (their representatives) jointly holding more than 60 percents of votes are present at such meeting.

12.17	The Minutes of the Meeting of Participants are signed by all Participants of the Company or their representatives and submitted to the executive body of the Company not later than on the day of the Meeting. Originals in Ukrainian are kept at the office of the Company and the copies are immediately sent to each Participant of the Company.

12.18	Meeting of Participants may refer separate questions to the competence of Directorate except those referred to the exclusive competence of the Meeting of Participants.

12.19	Subject to the provisions of current legislation of Ukraine the decisions made by the Meeting of Participants may be approved without calling the meeting, by way of written polling. In this case the draft decision is sent to the Participants that have to submit their opinion in written form. Decision of the Meeting of Participants is considered to be approved if it was supported by the majority of votes of the Participants in compliance with the current legislation of Ukraine, provided that draft decision was sent to all the Participants of the Company. Formulation of the issue (isssues) put on polling and draft decision of the Meeting of Participants are prepared by the body of the Participant of the Company proposing this issue for polling. All Participants are informed on the decision within 10 days from the moment when the last notice of the Participant participating in the poll was received.
ARTICLE 13.
THE DIRECTORATE OF THE COMPANY

13.1	Directorate is the executive body that performs management and organization of all current economic activities of the Company.

13.2	Directorate is subordinate to the Meeting of Participants and organizes the execution of decisions made by the General Meeting. Directorate is not entitled to make decisions compulsory for the Participants of the Company.

13.3	Directorate acts on behalf of the Company within the limits prescribed by the law and the Charter.

13.4	Directorate includes General Director and Executive Director.

13.5	Directorate is headed by the General Director.

13.6	All officials of the Company act within the limits of powers determined by current legislation of Ukraine and decisions of the Meetings of Participants or decrees of General Director within the limits of his powers.

13.7	Labor agreement (contract) may be concluded with the General Director.

13.8	Following issues are referred to the competition of General Director:
–	enforcement of decisions made by the Meeting of Participants;

–	making decisions on bringing officials of managerial bodies of the Company to financial responsibility;

–	approval of procedure and other internal documents of the Company; determination of its corporate structure;

–	determination of labor remuneration conditions for officials of the Company, directors of subsidiary companies, branches and representatives;

–	making decisions on obtaining loans for the amount up to 1 500 000 (one million five hundred thousand) hryvnas;

–	Making decisions on guarantee for Company’s commitments fulfillment in accordance with the list prescribed by the current legislation of Ukraine, namely: mortgaging of personal property and real estate for the amounts up to 3 000 000 hryvnas;

–	Acting on behalf of the Company without power of attorney, representing its interests in all institutions, enterprises and organization;

–	Conclusion of various agreements including those providing disposal of personal property and real estate of the Company, considering prescribed limitations, including monetary funds, and execution of other transactions, issuance of powers of attorney, opening current and other accounts at bank institutions;

–	Issuance of mandatory decrees and orders;

–	Conclusion of collective agreement on behalf of the Company;

–	Development of draft acts, by-laws, charter and provisions of subsidiary companies, representatives and branches;

–	Determination of the list of data being the commercial secret of confidential information.
13.9	During the period of absence of General Director, the Executive Director acts on his behalf and performs his duties (without the power of attorney) in full.

13.10	By the decree of the General Director his powers in respect of internal activities of the Company may be partially delegated to other persons that are in labor relations with the Company.

13.11	Following issues belong to the competence of Executive Director:
–	Enforcement of decisions made by the Meeting of Participants;

–	Organization of accounting and reporting in the Company;

–	Acting on behalf of the Company without power of attorney, representing the Company in all institutions, enterprises and organizations;

–	Conclusion of various agreements including those providing the dispose of the property of the Company, including monetary funds, in the order prescribed by current legislation; other transactions;

–	Issuance of mandatory decrees and orders within the limits established by the Charter and within the powers delegated by the General Director;

–	Employment and dismissal of Company employees, incentives administration and imposition of penalties;

–	Approval of annual budget, manning table and official salary rates for the employees of the Company, branches, subsidiary enterprises, branch establishments and representatives, determination of rates and terms of bonus payments.
ARTICLE 14.
CONTROL OVER THE ACTIVITIES OF THE COMPANY
14.1.	The General Meeting shall establish an Audit Commission () to review the financial activities of the Company. The Participants of the Audit Commission and the scope of the Audit Commission’s activities shall be as determined by the General Meeting and the applicable Ukrainian legislation.

14.2.	The Audit Commission shall consist of three (3) Participants appointed by the General Meeting. To the extent permitted by Ukrainian law, the Audit Commission may engage specialists from an internationally recognized auditing firm recommended by the General Meeting. None of the Participants of the Audit Commission may simultaneously hold the position in the Directorate of the Company.
14.3.	The remuneration paid to Participants of the Audit Commission shall be established by the General Meeting.
14.4.	The Audit Commission shall hold meetings at such times as it deems necessary or as directed by the General Meeting. The quorum for the meetings of the Audit Commission shall be the majority of the Participants of the Audit Commission. All decisions of the Audit Commission shall be adopted by the simple majority of the votes of the Participants of the Audit Commission.
14.5.	The Audit Commission shall have free access to all bookkeeping information and other documents concerning the financial operations of the Company, as well as the right to question and receive answers regarding the financial activity of the Company from the Participants of the Directorate. The Audit Commission, and each of its Participants, shall keep confidential any and all information (written or oral) howsoever related to the financial or other business activities of the Company and such confidential information shall not be disclosed to any third party without the express written consent of the Directorate, unless otherwise required by law, in which instance the Audit Commission and each of its Participants shall nonetheless not disclose any confidential information without informing the Directorate.
14.6.	The Audit Commission shall draw conclusions on annual reports and balances. No balance may be approved at the meeting of the General Meeting in the absence of the conclusion of the Audit Commission.
14.7.	The Audit Commission shall be obliged to require that an Extraordinary General Meeting be convened in the event that the material interests of the Company are jeopardized or abuses committed by the Company’s officials have been discovered.
Article 15
FINANCIAL ACTIVITIES OF THE COMPANY
15.1	Business year of the Company amounts to one calendar year starting on the 1st of January and ending on the 31st of December.
15.2	Executive director is responsible for execution of all procedures prescribed for keeping financial end economic records of the Company and their compliance with current legislation, and provides the accuracy of these records.
15.3	Accounting and financial statements of the Company are prepared (as it is necessary) in compliance with principles and practice of accounting currently being n force in Ukraine. Meeting of Participants may make decision on keeping additional set of accounting and financial statements using the principles of accounting recognized in western countries and may apply to relevant Ukrainian governmental authorities in order to obtain permit for application of modified principles of accounting in the activities of the Company. Depreciation rates that are to be applied to the assets of the Company are determined in compliance with the current legislation of Ukraine.

15.4	Official auditing of financial and economic activities of the Company are carried out by Ukrainian audit firms; these firms may include Ukrainian joint ventures with foreign participation, within the limits established by the current legislation of Ukraine. Moreover, the auditing may be carried out by foreign audit firm using internationally accepted accounting principles and practice or those principles that may be considered necessary or expedient by the Meeting of Participants.
15.5	Accounting is carried out in hryvnas. Any conversion of hryvnas into foreign currency is effected subject to the rate of exchange provided by current legislation.
ARTICLE 16.
WINDING-UP AND REORGANIZATION OF THE COMPANY
16.1	Winding –up of the Company is carried out by way of reorganization (amalgamation, consolidation, division, separation, transformation) in accordance with current legislation of Ukraine. In the process or reorganization all rights and liabilities of the Company are transferred to its successors.

16.2	The Company is liquidated in following cases:
–	Subject to the decision of the Meeting of Participants;

–	On the grounds of valid court decree;

–	If the Company was declared a bankrupt;

–	If the decision regarding prohibition of the Company’s activities was made due to failure to comply with the conditions established by the current legislation, provided that the Company failed to comply with these requirements within the term provided by this decision or due to kind of activities that was not changed;

–	On other grounds provided by the current legislation of Ukraine.
16.3	Liquidation (reorganization) of the Company is carried out by relevant committee in the order prescribed by current legislation. If the Company is liquidated in the order established by the current legislation, the rest of property (including any proceeds from the sale of property and any monetary funds) are returned to the Participants in proportion with their shares in the Statutory Fund of the Company upon settlements with the creditors. Property that was transferred by the Participant to the Company is returned to the Participant without compensation.
16.4	Winding up of the Company is deemed to be completed from the moment when relevant entry is made to the unified state register.
ARTICLE 17.
ALTERATIONS AND AMENDMENTS. NOTICES.
17.1	This Charter becomes valid from the moment of state registration.
17.2	All alterations and amendments made to this Charter shall be approved by the Meeting of Participants, signed by the Participants and registered in compliance with the current legislation of Ukraine.

17.3	Should any of provisions of this Charter be considered as contrary to the law, this will not invalidate the Charter in whole. Above-mentioned provisions are subject to coordination with the current legislation by making corresponding alterations.
17.4	Any notice required or allowed by this Charter is given in writing, by advice-of-receipt post, or by courier mail, or via facsimile and is considered to be given within 3 (three) business days after it was sent by advice-of-receipt post, or by courier mail, or via facsimile. Notices are sent to the currently registered addresses/fax numbers that may be time to time given by the Participants. The list of these addresses/fax numbers is kept by the General Director of the Company. The Participants may change their addresses and contact numbers in compliance with this Article 17.4.

This Charter is executed in 3 (three) original copies in Ukrainian language.
* * * *
This Charter of the LIMITED LIABILITY COMPANY “SANDORA” is signed by following Participants (their representatives):
Participant of LLC «Sandora» Bezzub I.Y. –signature -
Participant of LLC «Sandora» Tumenas R. –signature -
Participant of LLC «Sandora» Bezzub M. –signature -
(representative acting on the grounds
of the power of attorney)
Participant of LLC «Sandora» Tumenaite A. –signature -
(representative acting on the grounds
of the power of attorney)
Participant of LLC «Sandora» Sypko S.O. –signature -
Participant of LLC «Sandora» Sypko O.M. –signature -
(representative acting on the grounds of the
power of attorney)
Participant of LLC «Sandora» Sypko O.S. –signature -
(representative acting on the grounds of the
power of attorney)
Participant of LLC «Sandora» Sypko A.S. –signature -
(representative acting on the grounds of the
power of attorney)

SCHEDULE 6
REAL PROPERTY
PART A
Freehold Properties

Description of Property	Title Number and Class of Title	Owner	Current use
Land plot within the territory of Pasiki-Zubritskiy village council of Pustomitivskiy district of Lviv region, with area of 5,9280 hectare	State certificate for the land title Series ЯГ № 054106 dated 05.04.2006	LLC «Sandora»	Warehouse premises complex maintenance

Land plot within the territory of Novopetrivskiy village council of Vyshgorodskiy district of Kyiv region, with area of 2,9960 hectare	State certificate for the land title Series ЯА №376571 dated 23.03.2005	LLC «Sandora»	Location of production facilities, warehouse premises complex

Land plot within the territory of Mykolayiv village council of Zhovtneviy district of Mykolayiv region with area of 21,9246 hectare	State certificate for the land title Series ЯА №545228 dated 22.09.2005	LLC «Sandora»	Conduct of agricultural production, land plot was let on lease to private entrepreneur Marchuk O.Y. (Lease agreement № S-11-42 dated 13.01.2006)

Land plot within the territory of the residential area (village Mykolayivske) of Mykolayiv village council of Zhovtneviy district of Mykolayiv region with area of 0,54 hectare	State certificate for the land title Series МК №030668 dated 19.07.2004	LLC «Sandora»	Location of heavy vehicles parking (production complex No.1)

Land plot within the territory of Mykolayiv village council of Zhovtneviy district of Mykolayiv region with area of 11,3649 hectare	State certificate for the land title Series МК №040541 dated 20.01.2004	LLC «Sandora»	Location of production buildings and constructions (production complex No.1)

Land plot within the territory of the residential area (village Mykolayivske) of Mykolayiv village council of Zhovtneviy district of Mykolayiv region with area of 0,7323 hectare	State certificate for the land title Series МК №099625 dated 21.10.2004	LLC «Sandora»	Location of service entrance (production complex No.1)

Description of Property	Title Number and Class of Title	Owner	Current use
Land plot within the territory of the residential area (village Mykolayivske) of Mykolayiv village council of Zhovtneviy district of Mykolayiv region with area of 1,3384 hectare	State certificate for the land title Series МК №099624 dated 21.10.2004	LLC «Sandora»	Location of finished goods warehouse (production complex No.1)

Land plot within the territory of Mykolayiv village council of Zhovtneviy district of Mykolayiv region with area of 0,2728 hectare	State certificate for the land title Series МК №060652 dated 25.04.2005	LLC «Sandora»	Location of puree and concentrates warehouse

Land plot within the territory of the residential area (village Mykolayivske) of Mykolayiv village council of Zhovtneviy district of Mykolayiv region with area of 0,8087 hectare	State certificate for the land title Series МК №044223 dated 22.09.2005	LLC «Sandora»	Location of heavy vehicles parking (production complex No.1)

Land plot within the territory of the residential area (village Mykolayivske) of Mykolayiv village council of Zhovtneviy district of Mykolayiv region with area of 0,1480 hectare	State certificate for the land title Series МК №044222 dated 22.09.2005	LLC «Sandora»	Location of service entrance in Production complex No. 1

Land plot within the territory of Mykolayiv village council of Zhovtneviy district of Mykolayiv region with area of 2,7119 hectare	State certificate for the land title Series МК №003086 dated 07.09.2004	LLC «Sandora»	Location of puree and concentrates warehouse of Production complex No. 1

Land plot within the territory of Mykolayiv village council of Zhovtneviy district of Mykolayiv region with area of 0,0924 hectare	State certificate for the land title Series ЯА №545220 dated 22.09.2005	LLC «Sandora»	Maintenance of drinking water well

Land plot within the territory of Mykolayiv village council of Zhovtneviy district of Mykolayiv region with area of 0,0935 hectare	State certificate for the land title Series ЯА №545221 dated 22.09.2005	LLC «Sandora»	Maintenance of drinking water well

Land plot within the territory of Mykolayiv village council of Zhovtneviy district of Mykolayiv region with area of 0,0792 hectare	State certificate for the land title Series ЯА №545222 dated 22.09.2005	LLC «Sandora»	Maintenance of drinking water well

Description of Property	Title Number and Class of Title	Owner	Current use
Land plot within the territory of Mykolayiv village council of Zhovtneviy district of Mykolayiv region with area of 0,0820 hectare	State certificate for the land title Series ЯА №545223 dated 22.09.2005	LLC «Sandora»	Maintenance of drinking water well

Land plot within the territory of Mykolayiv village council of Zhovtneviy district of Mykolayiv region with area of 0,0913 hectare	State certificate for the land title Series ЯА №545224 dated 22.09.2005	LLC «Sandora»	Maintenance of drinking water well

Land plot within the territory of Mykolayiv village council of Zhovtneviy district of Mykolayiv region with area of 0,0922 hectare	State certificate for the land title Series ЯА №545225 dated 22.09.2005	LLC «Sandora»	Maintenance of drinking water well

Land plot within the territory of Mykolayiv village council of Zhovtneviy district of Mykolayiv region with area of 0,0922 hectare	State certificate for the land title Series ЯА №545226 dated 22.09.2005	LLC «Sandora»	Maintenance of drinking water well

Land plot within the territory of Mykolayiv village council of Zhovtneviy district of Mykolayiv region with area of 0,0907 hectare	State certificate for the land title Series ЯА №545227 dated 22.09.2005	LLC «Sandora»	Maintenance of drinking water well

Land plot at the address Meshkovo-Pogorelovo village Stepnaya Street 1, within the territory of Meshkovo-Pogorelovo village council with area of 19.3203 hectare	State certificate for the land title Series ЯГ №602341 dated 03.04.2007	LLC «Sandora»	Location of food production plant

Non-residential premise, biotreatment facilities located at Mykolayiv region, Zhovtneviy district, Voskresensk village, Dorozhna Street, 6, with area of 4,5 square meters	Certificate of title for real property Series CAA № 277247 dated 31.07.2006	LLC «Sandora»	Treatment facilities (Production complex No. 2)

Non-residential premise located at Mykolayiv region Zhovtneviy district Meshkovo-Pogorelovo village Stepnaya Street 1, with area of 66950,6 square meters	Certificate of title for real property Series CAA №277234 dated 20.06.2006	LLC «Sandora»	Location of Production complex No. 2

Production complex located at Mykolayiv region Zhovtneviy district Mykolayivske village Zavodska street 1 with area of 71285,6 square meters	Certificate of title for real property Series ЯЯЯ№197340 dated 14.09.2005	LLC «Sandora»	Location of Production complex No. 1

Description of Property	Title Number and Class of Title	Owner	Current use
Production facilities for package production and products storage (“first starting complex”) located at Kyiv region Vyshgorodskiy district Novopetrivskiy village council, “Novopetrovska” production area (Novopromyslova street), 6, with area of 13088,5 square meters
	Certificate of title for real property Series ЯЯЯ № 256333 dated 07.07.2006	LLC «Sandora»	Location of Production-warehouse complex leased by DP “Trade house “Sandora” according to the Lease agreement

Non-residential premise located at Mykolayiv region Mykolayiv Novozavodska street 17 with area of 11009,9 square meters	Certificate of title for real property Series CAA № 857989 dated 06.09.2004	LLC «Sandora»	Office premises of LLC “Sandora”, warehouses

Non-residential premise located at Mykolayiv region Mykolayiv Novozavodska street 21, with area of 1184,2 square meters	Sale agreement Series AEE № 933164 dated 10.12.2001, registration certificate № 711 dated 18.02.2002, issued by Mykolayiv intercity bureau of technical inventory	LLC «Sandora»	Office premises of LLC “Sandora”, production building for repairs and maintenance of automobiles

Non-residential premise located at Mykolayiv region Mykolayiv Novozavodska street 23, with area of 7446,6 square meters	Sale agreement Series BCM № 136518 dated 29.08.2005, Extract of registration of title for real property № 8324408 dated 13.09.2005	LLC «Sandora»	Office and warehouse premises leased by DP “Trade house “Sandora” according to the Lease agreement

Buildings and constructions located at ARC, Simferopol region Rodnikove village Sumska street 1 «À», with area 1905,6 square meters	Buildings and constructions sale agreement Series 3BA № 665977 dated 26.02.2004, Extract of registration of title for real property № 4900552 dated 30.09.2004	LLC «Sandora»	Production and processing plant

Non-residential premises located at Kherson region Cyuryupinsk district Kozachi Lagerya village Michurina street 7, with area of 3766,9 square meters	Non-residential premises sale contract Series BBE № 562765 dated 05.07.2004, Extract of registration of title for real property № 4131250 dated 13.07.2004	LLC «Sandora»	Production and processing plant

Non-residential premise located at Kyiv Gavanska street 4, with area of 1743,9 square meters	Sale agreement Series BBК № 483648 dated 22.07.2004, registration certificate № 398-3 dated 02.08.2004	LLC «Sandora»	Office and warehouse premises leased by DP “Trade house “Sandora” according to the Lease agreement

Description of Property	Title Number and Class of Title	Owner	Current use
Provisions warehouse located at Rivne, M. Staritskogo street 40-a, with area of 1014,2 square meters	Sale agreement Series BBT № 452406 dated 21.12.2004, Extract of registration of title for real property № 6190893 dated 12.01.2005	LLC «Sandora»	Office and warehouse premises leased by DP “Trade house “Sandora” according to the Lease agreement

Real property of unaccomplished construction located at Lviv, Nadeyna street and after renaming – at Lviv region Pustomitiv district Pasiki-Zubritsky village Geroev Ukrainy street 6, with area of 15228, 0 square meters

Real property was commissioned according to the Act of state selection committee dated 16.02.2007. Currently relevant Certificate of title for real property is being formalized
	Immovable property sale agreement Series BCM № 644947 dated 15.09.2005	LLC «Sandora»	Office and warehouse premises leased by DP “Trade house “Sandora” according to the Lease agreement

PART B
Leasehold Properties

Description of Properties	Date of Lease	Parties	Current use
Land plot located at Kozachi Lagerya village Michurina street 7, with area of 3,9543 hectare	28.12.2004, Lease agreement Series BBT № 389109	Leaseholder – LLC «Sandora», Landlord – Kozachi Lagerya village council	Location of agricultural products processing plant

Land plot located at Kozachi Lagerya village Michurina street 7, with area of 0,9829 hectare	29.12.2005 Lease agreement Series BCК № 457600	Leaseholder – LLC «Sandora», Landlord — Kozachi Lagerya village council	Location of parking place and vehicle repair equipment

Land plot located at Kozachi Lagerya village Michurina street 7, with area of 0,2815 hectare	29.12.2005 Lease agreement Series BCК № 457594	Leaseholder – LLC «Sandora», Landlord — Kozachi Lagerya village council	Location of two water towers and water wells at the agricultural processing plant

Land plot located at Rodnikove village Sumska street 1-A, with area of 1,5889 hectare	07.10.2004 Lease agreement Series BBM № 674892	Leaseholder – LLC «Sandora», Landlord – Rodnikove village council	Location of workshop of agricultural processing plant

Land plot located at Mykolayiv, Novozavodska street 17, with area of 1,3646 hectare	17.08.2005 Lease agreement Series BCI № 557060	Leaseholder – LLC «Sandora», Landlord – Mykolayiv village council	Warehouse location

Land plot located at Mykolayiv, Novozavodska street 21, area of 0,4863 hectare	08.06.2005 Lease agreement Series BCB № 541156	Leaseholder – LLC «Sandora», Landlord – Mykolayiv village council	Location of shipping department

Land plot located within the territory of Voskresensk village council of Zhovtneviy district of Mykolayiv region, with area of 4,0 hectare	20.10.2005 Lease agreement Series ВСЕ №041826	Leaseholder – LLC «Sandora», Landlord – Zhovtneva district state administration	Treatment facilities of production plant #2. Currently the land for treatment facilities is being formalized

Description of Properties	Date of Lease	Parties	Current use
Land plot located at Rivne, M. Staritskogo street, 40-a, with area of 0,2029 hectare	27.04.2006 Lease agreement Series ВСТ № 243936	Leaseholder – LLC «Sandora», Landlord – Rivne town council	Location of transportation shop and parking place

Land plot located within the territory of Mishkovo-Pogorelovo village council of Zhovtneviy district of Mykolayiv region, with area of 10,0741 hectare	23.03.2007 Lease agreement Series ВЕК № 406142	Leaseholder – LLC «Sandora», Landlord – Zhovtneva district state administration	Location of part of production plant #2

Land plot located within the territory of Mishkovo-Pogorelovo village council of Zhovtneviy district of Mykolayiv region, with 10,41 hectare	23.03.2007 Lease agreement Series ВЕК № 406135	Leaseholder – LLC «Sandora», Landlord – Zhovtneva district state administration	For agricultural production, subleased to LLC «Oksamyt»

Land plot located at Mykolayiv, Novozavodska street, 17, with area of 1,0426 hectare	02.11.1999 State certificate for the right of permanent land use 1-МК № 000632	User – LLC «Sandora», Owner – Mykolayiv town council	Administrating buildings and warehouses of LLC «Sandora»

Non-residential premise located at Zhaporizhzhya, 40 let Sovietskoy Ukrayini Street, 45-b, with area of 35.8 square meters	07.12.2006	Lessor – Private enterprise «Ezant» Leaseholder – DP «Trade house «Sandora»	Office of DP «Trade house «Sandora»

Non-residential premise located at Dneprodzerzhinsk, Galiny romanovoy street, 4-a, with area of 31.5 square meters	01.01.2007	Lessor – Private entrepreneur Desyaterik E.F. Leaseholder – DP «Trade house «Sandora»	Office of DP «Trade house «Sandora»

Non-residential premises located at:
Dnepropetrivsk, Avtoparkova street, 7, with area of 597, 6 кв.м, including:
Office with area of 82.6 square meters, Warehouse with area of 492.9 square meters, Shop with area of 21 square meters	01.01.2007	Lessor — LLC «Frost 4» Leaseholder – DP «Trade house «Sandora»	Office, warehouse and shop of DP «Trade house «Sandora»

Description of Properties	Date of Lease	Parties	Current use
Non-residential premise located at: Dnepropetrivsk, Avtoparkova street, 7, with area of 2959 square meters	01.01.2007	Lessor — LLC «Gelius-plus» Leaseholder – DP «Trade house «Sandora»	Office and warehouse of DP «Trade house «Sandora»

Administrative and warehouse complex located at Makiyivka Avtotransportna street, 5, including: Office with area of 306 square meters, Warehouse with area of 2524 square meters	01.05.2006	Lessor — LLC «Icecream factory «Start-plus» Leaseholder – DP «Trade house «Sandora»	Office and warehouse of DP «Trade house «Sandora»

Non-residential premise located at Bila Cerkov Skvirske shosse street, 194, room No. 300, with area of 19 square meters	01.05.2006	Lessor — LLC «Agrocom», Leaseholder – DP «Trade house «Sandora»	Office of DP «Trade house «Sandora»

Premise located at Kherson Budivelnykiv avenue, 19 with area of 60 square meters	20.10.2006	Lessor — LLC «R.B.S.», Leaseholder – DP «Trade house «Sandora»	Office of DP «Trade house «Sandora»

Premises located at: Odessa, Aeroportovska street, 6th kilometer of Ovidiopilska road, including: Office with area of 154 square meters, Warehouse with area of 2628 square meters	14.10.2006	Lessor — LLC «Export-import company», Leaseholder – DP «Trade house «Sandora»	Office and warehouse of DP «Trade house «Sandora»

Premise located at: Lutsk, Kovelska street, 13, with area of 34.7 square meters,	01.12.2006	Lessor – Volinskiy oblpotrebsoyuz, Leaseholder – DP «Trade house «Sandora»	Office of DP «Trade house «Sandora»

Description of Properties	Date of Lease	Parties	Current use
Trading premise located at Kharkiv, Uchenechenskiy sidestreet, 1-А, with area of 20 square meters	01.01.2007	Lessor — OJSC «Optvyrobtorg», Leaseholder – DP «Trade house «Sandora»	Shop of DP «Trade house «Sandora»

Office premise located at: Kharkiv, Uchenechenskiy sidestreet, 1-А, with area of 168 square meters	01.01.2007	Lessor — OJSC «Optvyrobtorg», Leaseholder – DP «Trade house «Sandora»	Office of DP «Trade house «Sandora»

Warehouse located at Kharkiv, Uchenechenskiy sidestreet, 1-А, with area of 2515.1 square meters	01.01.2007	Lessor — OJSC «Optvyrobtorg», Leaseholder – DP «Trade house «Sandora»	Warehouse of DP «Trade house «Sandora»

SCHEDULE 7
TAX COVENANT
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule, unless the context requires otherwise:

“Event” means (without limitation) the death of any person, any transaction, event, action or omission and becoming, being or ceasing to be a member of a group of companies (however defined) for the purposes of any Tax;

“Income, Profits or Gains” means revenue profits, chargeable gains and any other similar measure by reference to which Tax is chargeable or assessed and references to Income, Profits or Gains earned, accrued or received on or before a particular date or in respect of a particular period includes Income, Profits or Gains which are deemed for the purposes of any Tax to have been earned, accrued or received at or before that date or in respect of that period;

“Relief” means any loss, allowance, credit, deduction, set-off, relief, exemption or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise and any repayment or right to a repayment of Tax;

“Tax Liability” means a liability of the Company to make a payment of or on account of Tax.

2.	COVENANT

Subject to the other provisions of this Agreement and, in particular, to the following provisions of this Schedule 7 and to the limitations on the liability of the Sellers contained in Schedule 4, the Sellers covenant to pay to the Buyers on the due date for payment (as provided by paragraph 6 of this Schedule) an amount equal to:

2.1	any Tax Liability of the Company arising as a result of any Event which occurred on or before the Accounts Date or in respect of any Income, Profits or Gains which were earned, accrued or received on or before the Accounts Date;

2.2	to the extent not covered in paragraph 2.1 above, any liability of the Company to a fine or to interest or penalties as a result of a default by the Company between the Accounts Date and Completion in paying or accounting for Taxes due to any Tax Authority; and

2.3	any reasonable out of pocket costs and expenses (including, for the avoidance of doubt, reasonable attorney’s fees but excluding management costs and expenses) reasonably and properly incurred by the Buyers and/or the Company in connection with any such Tax Liability.

3.	EXCLUSIONS

3.1	The Tax Covenant does not apply in respect of any Tax Liability (and the Sellers shall not have any liability under the Tax Warranties in respect of any Tax Liability) to the extent that:

3.1.1	payment or discharge of such Tax Liability has been made prior to Completion or such payment or discharge was shown in the Accounts;

3.1.2	the Tax Liability arises as a result of a change on or after the date of this Agreement in the accounting reference date of the Company or in any accounting policy or any Tax reporting practice of the Company, other than a change which is necessary in order to comply with Applicable Law, tax practices or generally accepted accounting principles applicable to the Company at the Accounts Date;

3.1.3	the Tax Liability arises as a result of any default or delay by the Buyers or any Affiliate of either Buyer after the date of this Agreement, including (without limitation) a delay in paying or satisfying any Tax Liability or a delay or default in submitting any returns, computations or other documents required to be submitted or in submitting such returns, computations or documents outside the appropriate time limits or in submitting such returns, computations or documents otherwise than on a proper basis, in each case the date of this Agreement;

3.1.4	such Tax Liability arises or is increased as a result of:
(a)	a change in Tax rates or in any legislation, law, directive or requirement made after the Accounts Date; or

(b)	a change or withdrawal after the Accounts Date of any previously published practice or concession of any Tax Authority;
3.1.5	recovery in respect of such Tax Liability is made under the Warranties or otherwise under the Agreement (including, for the avoidance of doubt, under this Schedule);

3.1.6	such Tax Liability arises or is increased (but, for the avoidance of doubt, in the event of an increased in such Tax Liability, only to the extent of the increase of such Tax Liability) in consequence of any failure by the Buyers to comply with any of its obligations under this Agreement;

3.1.7	the Sellers have satisfied such Tax Liability by reason of being liable for the Tax in question;

3.1.8	any Relief is set against or otherwise mitigates the Tax Liability or could have been set against or could have otherwise mitigated the Tax Liability had the Buyer, the Company or any Affiliate of the Buyers made commercially reasonable efforts to procure the same;

3.1.9	the Tax Liability would not have arisen but for the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to Tax (for the purposes of this paragraph, a “Tax Election”) (provided, for the avoidance of doubt, that this paragraph shall not apply to exclude the Sellers’ liability to make a payment under paragraph 2 in respect of a Tax Liability which is imposed on the Company following an audit of the Company’s tax affairs undertaken as a result of the making of such a Tax Election but which Tax Liability is not directly related to the substance of the Tax Election), in each case after Completion by the Buyers or the Company other than at the Sellers’ express written direction;

3.1.10	such Tax Liability arose or was deemed to arise for the purposes of any Tax after Completion; or

3.1.11	such Tax Liability is covered by and is compensated to the Buyers or to the Company (or would have been so compensated, had the Buyers or the Company made a claim to that effect) under a policy of insurance or is otherwise compensated (otherwise than by the Buyers) to the Company.
3.2	For the avoidance of doubt, the Sellers shall have no liability under this Schedule in respect of any non availability, inability to use, loss or restriction of any Relief.

3.3	The provisions of paragraph 3.1 of this Schedule shall also operate to limit or reduce the liability of the Sellers in respect of claims under the Tax Warranties and in any case when the provisions of paragraph 3.1 conflict with the other provisions of this Agreement which apply in respect of claims under this Schedule or under the Tax Warranties then the provisions of paragraph 3.1 shall prevail.

4.	BUYER’S COVENANT

The Buyers covenant to pay to the Sellers, no later than 3 (three) Business Days before the last date on which the relevant Sellers would be required to pay the relevant amount to a Tax Authority without incurring a liability to interest, penalties or a fine, an amount equal to any Tax assessed on the Sellers (or any of them) as a result of the Company failing to pay any amount of or in respect of Tax after Completion.

5.	CONDUCT OF PRE-COMPLETION TAX AFFAIRS

The Seller’s obligations and rights

5.1	The Sellers shall (at the cost of the Company) have the sole conduct of the Company’s tax affairs as regards all accounting periods ended on or before Completion and, in relation to any accounting periods beginning before Completion but ending after Completion, as regards that part of any such period which falls on or before Completion (the “Relevant Accounting Periods”) as more particularly described in this paragraph 5.1 (the “Pre-Completion Tax Affairs”) and in particular (but without limitation to the generality of the foregoing), in a manner consistent, to the extent not unlawful, with past practice and in accordance with Applicable Laws, the Sellers shall:
5.1.1	prepare and submit when due (unless prevented from so doing by the delay or default of the Buyers or the Company or any Affiliate of the Buyers) the Tax Returns of the Company;

5.1.2	prepare and submit when due (unless prevented from so doing by the delay or default of the Buyer or the Company or any Affiliate of the Buyers) for the

Company of all claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax;

5.1.3	deal with all correspondence relating to and agreement of the Company’s Tax liabilities, for the Relevant Accounting Periods and all negotiations relating to such matters, provided that the Sellers shall not agree to settle such matters without the Buyers’ prior written consent (not to be unreasonably withheld or delayed); and

5.1.4	deliver all tax documents which require to be signed by or on behalf of the Company to the Buyers for authorisation and signing by the Company at least 5 (five) Business Days prior to the last date on which such documents must be filed without incurring a liability to a fine or penalty.
5.2	The Sellers shall ensure that the Pre-Completion Tax Affairs are dealt with as promptly as reasonably practical and shall ensure that:
5.2.1	the Buyers are kept informed in reasonable detail of the progress of all matters relating to the Pre-Completion Tax Affairs;

5.2.2	the Buyers receive copies of all material written correspondence sent after Completion in relation to the Pre-Completion Tax Affairs;

5.2.3	no tax document is submitted to a Tax Authority which is, so far as the Sellers are aware, misleading, untrue or inaccurate; and

5.2.4	the Buyers are given the opportunity to review and comment on any material correspondence or Tax Return at least 15 (fifteen) business days prior to its submission to the relevant Tax Authority; and

5.2.5	the Buyers are given the opportunity to approve any material correspondence or Tax Return which relate to the Tax affairs of the Company in respect of any period beginning after the Accounts Date at least 15 (fifteen) business days prior to its submission to the relevant Tax Authority.
5.3	The Sellers shall not object to the Buyers making an election under Section 338(g) of the United States Internal Revenue Code unless such election could result in an adverse tax impact on the Sellers (or any of them).

The Buyers’ obligations

5.4	The Buyers shall procure that:
5.4.1	there is given to the Sellers’ professional advisers authority to conduct the Pre-Completion Tax Affairs and such authority is confirmed to any relevant Tax Authority;

5.4.2	the Sellers and their advisers are promptly sent a copy of any communication from a Tax Authority relating to the Pre-Completion Tax Affairs;

5.4.3	the Sellers (and their advisers) shall be provided with such information and assistance (including assistance from employees of the Buyers or the

Company) and permitted to take copies of and granted access to such accounts, books, documents and records of or relating to the Company as they may reasonably require in connection with the matters referred to at paragraph (a) above;

5.4.4	the Company shall not (unless so directed by the Sellers):
(a)	amend, withdraw or disclaim any election or claim previously made; nor

(b)	disclaim any allowance or Relief; and
5.4.5	the Company:
(a)	makes such claims (including, but not limited to, claiming or disclaiming capital allowances, depreciation allowances and claiming roll-over reliefs);

(b)	executes such documents (including but not limited to returns of profits and losses and amended returns); and

(c)	does such other things in relation to the Relevant Accounting Periods, in each case, as reasonably directed in writing by the Sellers and in a manner consistent, to the extent not unlawful, with past practice and in accordance with Applicable Laws.
5.5	To the extent that the provisions of this paragraph 5 conflict with the provisions of Clause 14 of the Agreement, the provisions of that Clause shall prevail.
6.	DUE DATE FOR PAYMENT

6.1	The Sellers are to pay any amount required to be paid under the Tax Covenant:
6.1.1	for any payment due pursuant to paragraph 2.1, on the later of the date:
(a)	5 (five) Business Days before the date on which the Company will finally be liable to pay the Tax in respect of the relevant Tax Liability;

(b)	5 (five) Business Days after a written notice setting out the amount due is received by the Sellers from the Buyers; and
6.1.2	for any payment due pursuant to paragraph 2.2, the date five Business Days following the date on which written notice setting out the amount due is received by the Sellers from the Buyers.
7.	DEEMED END OF ACCOUNTING PERIOD

For the purposes of determining in this Schedule whether a Tax Liability has arisen on or before the Accounts Date, the of this Agreement or Completion (as the case may be) (each, a “Relevant Date”) or after a Relevant Date or in a period ended on or before a Relevant Date or in a period commencing before and ending after a Relevant Date, an accounting period of the Company shall be deemed to have ended on the Relevant Date in question and the existence of a Tax Liability for the purposes of paragraphs 2 or 3 of this Schedule shall not be determined on the basis of a time apportionment of any Income, Profits or Gains arising in the period in which the Relevant Date in question occurs as between that part of such period which falls on or before and that part which falls after the Relevant Date in question.

8.	COOPERATION IN RESPECT OF TAX AUDITS

Subject always to Clause 14 (the provisions of which shall prevail to the extent inconsistent with the provisions of this paragraph 8), the Buyers and the Sellers shall cooperate to the extent reasonably requested by the other party in connection with the filing of Tax Returns in connection with any audit, litigation or other proceeding relating to Taxes to which the Buyers or the Sellers (or any of them) are a party. Such cooperation shall, for the avoidance of doubt, include the retention and (upon the other party’s reasonable request) the provision of access to copies of Tax records and other documentary information which is reasonably necessary for the purposes of the audit, litigation or other proceeding and the making available of employees or agents on a mutually convenient basis to provide additional information reasonably required in the context of such audit, litigation or proceeding in relation to any materials provided under this paragraph 8.

SCHEDULE 8
UNWINDING DOCUMENTS

SCHEDULE 9
MATERIAL ADVERSE EFFECT CERTIFICATE
PepsiAmericas, Inc.
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis
MN 55402, USA
Attn: Matt Carter, Senior Vice-President M&A
PepsiCo, Inc.
700 Anderson Hill Road
Purchase, New York 10577, USA
Attn: Tim Heaviside, Assistant General Counsel
Dear Sirs
Re: Material Adverse Effect Certificate
We refer to the Sale and Purchase Agreement dated 7 June 2007 between the Buyers and the Sellers. Capitalised terms used herein and not defined shall have the meaning ascribed to them in the Sale and Purchase Agreement. References to Clauses and Schedules are to clauses and schedules of the Sale and Purchase Agreement.
This is the material adverse effect certificate referred to in Clause 6.6.3 (f).
The Sellers hereby confirm to the Buyers that, as far as the Sellers are aware, had the Warranties which are not repeated as of the Completion Date in accordance with Clause 10.2 (the “Non-Repeating Warranties”), been repeated as of the Completion Date, any failure of the Non-Repeating Warranties to be true and correct as of the Completion Date (without giving any limitation as to “materiality” or “Material Adverse Effect”) would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect.
Yours faithfully,

Sergiy Oleksandrovych Sypko	Olena Mykhailivna Sypko

Oleksiy Sergiyovych Sypko	Andriy Sergiyovych Sypko

SCHEDULE 10
CAPEX PLAN

SCHEDULE 11
WORKS OF ART
Work of Art “Label Design “(Святкова Колеція (Svyatkova Kolektsiya)”, Copyright Certificate No.: 20121, registered on 05 April 2007.
Graphic Image of Logo “(Coки Дaр (Soky Dar)”, Copyright Certificate No.: 20123, registered on 05 April 2007.
Work of Art “Label Design “SANDORA”, Copyright Certificate No.: 20124, registered on 05 April 2007.
Work of Art “Label Design “ Caдoчoк (Sadochok)”, Copyright Certificate No.: 20125, registered on 05 April 2007.

EXECUTED AS A DEED BY THE PARTIES:

Signed by SERGIY	)
OLEKSANDROVYCH SYPKO	)	/s/ SERGIY OLEKSANDROVYCH SYPKO

In the presence of	)	/s/ PHILIPP J. WAHL

Name and occupation of witness		Philipp J. Wahl, Counsel

Signed by Sergiy Oleksandrovych	)
Sypko for
OLENA MYKHAILIVNA SYPKO
as per the attached power of attorney	)	/s/ SERGIY OLEKSANDROVYCH SYPKO

In the presence of	)	/s/ PHILIPP J. WAHL

Name and occupation of witness		Philipp J. Wahl, Counsel

Signed by Sergiy Oleksandrovych	)
Sypko for
OLEKSIY SERGIYOVYCH SYPKO
as per the attached power of attorney	)	/s/ SERGIY OLEKSANDROVYCH SYPKO

In the presence of	)	/s/ PHILIPP J. WAHL

Name and occupation of witness		Philipp J. Wahl, Counsel

Signed by Sergiy Oleksandrovych	)
Sypko for
ANDRIY SERGIYOVYCH SYPKO
as per the attached power of attorney	)	/s/ SERGIY OLEKSANDROVYCH SYPKO

In the presence of	)	/s/ PHILIPP J. WAHL

Name and occupation of witness		Philipp J. Wahl, Counsel

Signed for and on behalf of	)
PEPSIAMERICAS, INC.	)	/s/ ROBERT C. POHLAD

Name and position		Robert C. Pohlad
Chairman of the Board and
Chief Executive Officer

Signed by for and on behalf of	)
PEPSICO, INC.	)	/s/ TIM HEAVISIDE

Name and position		W. Timothy Heaviside
Assistant General Counsel